Exhibit 10.6

DEED OF LEASE

by and between

HUNTERS BRANCH LEASING, LLC

(“Landlord”)

and

ICF CONSULTING GROUP, INC.

(“Tenant”)

1.	TERMS	1
2.	PAYMENT OF BASE RENT AND ADDITIONAL RENT	8
3.	SECURITY DEPOSIT	8
4.	USES; TENANT COVENANTS	11
5.	ENVIRONMENTAL PROVISIONS; RECYCLING	13
6.	LATE CHARGES; INTEREST	17
7.	REPAIRS AND MAINTENANCE	18
8.	UTILITIES AND SERVICES	20
9.	OPERATING COSTS	24
10.	REAL ESTATE TAXES	30
11.	ADDITIONAL PROVISIONS; OPERATING COSTS AND REAL ESTATE TAXES	33
12.	TENANT’S INSURANCE	34
13.	LANDLORD’S INSURANCE	35
14.	DAMAGE AND DESTRUCTION	36
15.	MACHINERY AND EQUIPMENT; ALTERATIONS AND ADDITIONS; REMOVAL OF FIXTURES	38
16.	ACCEPTANCE OF PREMISES	40
17.	TENANT IMPROVEMENTS	40
18.	ACCESS	40
19.	MUTUAL WAIVER OF SUBROGATION	41
20.	INDEMNIFICATION	42
21.	ASSIGNMENT AND SUBLETTING	43
22.	SIGNAGE; ADVERTISING	47
23.	LIENS	49
24.	DEFAULT	50
25.	SUBORDINATION	53
26.	SURRENDER OF POSSESSION	55
27.	NON-WAIVER	55
28.	HOLDOVER	55
29.	CONDEMNATION	56
30.	NOTICES	57
31.	MORTGAGEE PROTECTION	57

32.	COSTS AND ATTORNEYS’ FEES	57
33.	BROKERS	58
34.	LANDLORD LIABILITY	58
35.	ESTOPPEL CERTIFICATES	58
36.	FINANCIAL STATEMENTS	59
37.	TRANSFER OF LANDLORD’S INTEREST	60
38.	RIGHT TO PERFORM	60
39.	COMMON AREAS	60
40.	SALES AND AUCTIONS	61
41.	ACCESS TO THE ROOF	61
42.	OFAC COMPLIANCE	63
43.	AUTHORITY OF LANDLORD AND TENANT	64
44.	NO ACCORD AND SATISFACTION	64
45.	LEGAL REQUIREMENTS	65
46.	PARKING	65
47.	GENERAL PROVISIONS	66
48.	RULES AND REGULATIONS	68
49.	ARBITRATION	68
50.	WAIVER OF JURY TRIAL	69
51.	RIGHT OF FIRST OFFER	69
52.	RENEWAL TERM	73
53.	STORAGE SPACE	73
54.	TRENCHING; CONDUITS	74
55.	TERMINATION OF PRIOR LEASE	74
56.	GUARANTEE	74
57.	GENERATOR, FUEL CELL AND UPS	74
58.	LIEN WAIVER	75
59.	SHUTTLE SERVICE	75
60.	FOOD SERVICE OPERATOR	75

EXHIBIT A	Location and Dimensions of Premises
EXHIBIT B	Description of Land
EXHIBIT C-1	Base Building Improvements
EXHIBIT C-2	Tenant Improvements
EXHIBIT D	Rules and Regulations
EXHIBIT E	Cleaning Services
EXHIBIT F	Form of Estoppel Certificate
EXHIBIT G	Form of Lease Amendment for Additional Premises
EXHIBIT H-1	Lender Form SNDA
EXHIBIT H-2	Ground Lessor Form SNDA
EXHIBIT I	Electric and HVAC Standard and Billing
EXHIBIT J	List of Pre-Existing Leasing Rights in favor of Other Tenants
EXHIBIT K	Form of Lease Amendment for Sublease Space
EXHIBIT L	Generator Location
EXHIBIT M	Form of Waiver of Landlord’s Lien
EXHIBIT N	Signage Package

DEED OF LEASE

THIS DEED OF LEASE (“Lease”) is made effective for all purposes as of the 1st day of April, 2010, by and between HUNTERS BRANCH LEASING, LLC, a Delaware limited liability company (“Landlord”) and ICF CONSULTING GROUP, INC., a Delaware corporation (“Tenant”), and is joined in by HUNTERS BRANCH PARTNERS, L.L.C., a Virginia limited liability company (“Prime Landlord”), solely for the purposes set forth in the Joinder appended hereto.

RECITALS:

Landlord is the tenant under a certain lease agreement dated November 12, 1997 (the “Prime Lease”) by and between Landlord (as successor to ICF Kaiser Hunters Branch Leasing, Inc.), as tenant, and Prime Landlord (as successor in interest to HMCE Associates Limited Partnership, R.L.L.P.), as landlord; pursuant to which Prime Lease Landlord leased from Prime Landlord various space in the Building (as defined below), including, but not limited to, the Premises (also as defined below). Prime Landlord is joining in the execution hereof for those purposes as are set forth in the Joinder hereto.

Landlord, for and in consideration of the rents and all other charges and payments hereunder and of the covenants, agreements, terms, provisions and conditions to be kept and performed hereunder by Tenant, grants and conveys to Tenant, and Tenant hereby hires and takes from Landlord, a leasehold interest in the premises described below (“Premises”), subject to all matters hereinafter set forth and upon and subject to the covenants, agreements, terms, provisions and conditions of this Lease for the term hereinafter stated.

NOW THEREFORE Landlord and Tenant hereby agree to the following:

1.	TERMS.

1.1(a) Premises. The premises initially demised by this Lease consist of 193,272 rentable square feet of space (the “Premises”) measured in accordance with the (January) 1995 Greater Washington, D.C. Commercial Association of Realtors (“GWCAR”) Standard Method of Measurement (the “GWCAR Method”), and located in the buildings located within the Hunters Branch Office Park, Fairfax County, Virginia and known as 9300 (the “9300 Building”) and 9302 (the “9302 Building”) Lee Highway, Fairfax, Virginia (the 9300 Building and the 9302 Building sometimes herein collectively, the “Buildings”) as follows:

Premises	Floors	RSF
9300 Lee Highway (Exhibit A-1)	G,3,4, 6-12	153,974
9302 Lee Highway (Exhibit A-2)	1	15,109

1

Premises	Floors	RSF
9302 Lee Highway (Exhibit A-3)	5	15,875
9302 Lee Highway (Exhibit A-4)	6	8,314

	Total	193,272

Granted, along with the use of the Premises, at no cost, is the right to the use of three and six-tenths (3.6) unreserved parking permits for each one thousand (1,000) square feet of space within the Premises, located within the adjacent parking structure, and the nonexclusive use of various Common Areas (as defined in Section 39 hereof), as more particularly set forth herein. The land upon which the Buildings is situated, which is generally depicted on the diagram attached hereto as Exhibit B (the “Site Plan”) and incorporated herein by reference, shall be referred to hereinafter as the “Land”. The Land and the Buildings are collectively referred to herein as the “Project”. The location and dimensions of the Premises are shown on the conceptual floor plans attached hereto as Exhibits A-1 through A-9 and incorporated herein by reference. No easement for light or air is incorporated in or intended to be conveyed with the Premises.

(b) Storage Space. In addition to the Tenant’s rights in and to the Premises, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the following storage spaces (collectively, the “Storage Space”):

Storage Space	Floors	RSF
9300 Building (as reflected on Exhibit A-5)	Penthouse	5,855
9300 Building - 9302 Building (as reflected on Exhibit A-6)	3 Garage Bays	2,580
	Total	8,435

The Storage Space shall be deemed to be part of the Premises and subject to all of the terms, conditions and provisions of this Lease provided that the Storage Space shall be excluded from the calculation of the parking space allocation set forth in Section 1.1, above and the calculation of Base Rent, Tenant’s Share and Additional Rent pursuant to Sections 1.7 and 1.8 below. Storage Space Rent (as defined in Section 1.7 below and which is in addition to the payment of Base Rent hereunder) shall be payable simultaneously with and in the same manner as Base Rent, without setoff, deduction or demand whatsoever, and in the amounts as are set forth in Section 1.7 below.

1.2 Sublease Space. In addition to the Tenant’s rights in and to the Premises, Tenant currently is the subtenant of 23,089 rentable square feet of space, having sublet such space from Hospice and Palliative Care of Metropolitan Washington, Inc. (the “Prime Tenant”), and which shall be herein referred to as the “Sublease Space”. The Sublease Space is at present leased by Landlord to the Prime Tenant and then sublet by the Prime Tenant to Tenant. At such time as the Prime Tenant’s rights in and to the Sublease Space have terminated, the Sublease Space shall become a part of the Premises hereunder and Landlord and Tenant agree to execute and deliver an amendment bringing the Sublease Space under this Lease as a part of the Premises hereunder. Landlord represents and warrants (a) the term of the lease with the Prime Tenant is scheduled to end on October 31, 2012 (the “Sublease Expiration Date”), and (b) Landlord will not extend the term of such lease. The Sublease Space is identified as:

Sublease Space	Floors	RSF
9300 Lee Highway (as reflected on Exhibit A-7)	2	16,047
9300 Lee Highway (as reflected on Exhibit A-8)	5	7,042
	Total	23,089

In the event the Prime Tenant holds over or is otherwise in default of its lease with Landlord, Landlord shall have no obligation or liability to Tenant as a result thereof, provided that Landlord uses commercially reasonable efforts to obtain possession of the Sublease Space at the earliest time possible, including, without limitation, promptly filing a landlord-tenant action to gain possession of the Sublease Space and diligently prosecuting such action to completion. At such time as the Sublease Space becomes a part of the Premises hereunder, Landlord and Tenant shall execute and deliver an amendment to this Lease in the form of Exhibit K attached hereto evidencing the inclusion of the Sublease Space hereunder.

1.3 Additional Premises. Landlord shall deliver and demise the following additional premises (“Additional Premises”) to Tenant according to the schedule as set forth below. The Additional Premises shall be delivered vacant and broom clean with all furniture, personal property and equipment of the prior occupants having been removed and otherwise in the same condition as the same exists as of the date hereof, normal wear and tear excepted. Notwithstanding the foregoing, Landlord need not, but may, deliver the Additional Premises or portions thereof with data and/or telecommunications cabling removed. Landlord represents and warrants that all Building systems that serve the Additional Premises will be in good condition and good working order on the date such Additional Premises is delivered to Tenant. As of such time as Landlord delivers any of the Additional Premises to Tenant, Landlord and Tenant shall execute an amendment to this Lease in the form of Exhibit G attached hereto, bringing such portion of the Additional Premises under and as a part of the Premises hereunder, upon which such portion of the Additional Premises shall be governed by the terms and conditions of this Lease. In the event that Landlord is unable to deliver any of the Additional Premises to Tenant on its specified Delivery Date as is set forth below, (a) Landlord agrees to use commercially reasonable efforts to obtain possession of the Sublease Space at the earliest time possible, including, without limitation, promptly filing a landlord-tenant action to gain possession of the applicable Additional Premises and diligently prosecuting such action to completion, and (b) Tenant shall be entitled to a credit against Tenant’s next due rent payment an amount equal to two (2) days of the Base Rent which would have been applicable on that portion of the Additional Premises not timely delivered until the date Landlord actually delivers such portion of the Additional Premises to Tenant in the condition required by this Lease.

Additional Premises	Floors	RSF	Delivery Date	Rent Commencement
9302 Lee Highway	3	12,288	11/1/12	3/1/13
9302 Lee Highway	12	12,699	10/1/14	2/1/15
9300 Lee Highway	5	8,949	11/1/12	3/1/13
	Total	33,936

The foregoing are shown on Exhibit A-9, Exhibit A-10 and Exhibit A-11 respectively attached hereto and made a part hereof.

1.4 Tenant’s Share. “Tenant’s Share” shall mean a fraction for each Building, the numerator of which is the total rentable square footage of the Premises in such Building as determined in accordance with Section 1.1 hereof (as the same is increased from time to time pursuant to the terms of this Lease), and the denominator of which is 202,264 for the 9300 Building and 200,071 for the 9302 Building, which, respectively, is the total rentable square footage of each Building. No adjustment shall be made for space within the Buildings occupied by any building engineer(s) or similar on-site property management or operational personnel. The number comprising such denominator for each Building shall be changed if and to the extent of any addition of space to that Building or the deletion of space from that Building or as a result of any change in the amount of space leased by tenants (retail or otherwise) who pay by separate meter for their electrical and/or janitorial, cleaning, or other utilities or services so that Tenant actually pays its fair, accurate and proportionate share of Operating Costs (as defined in Section 9) and Real Estate Taxes (as defined in Section 10). The numerator shall be adjusted from time to time to reflect additions to or reductions in the total rentable square footage of space beyond the initial Premises in the particular Building that is leased to Tenant pursuant to this Lease and any addenda as a result of the exercise of any options in this Lease or otherwise. Landlord and Tenant acknowledge and agree for all purposes of this Lease that the total rentable area of (a) the 9300 Building, as measured in accordance with the GWCAR Method, is 202,264 rentable square feet, and (b) the 9302 Building, as measured in accordance with the GWCAR Method, is 200,071 rentable square feet.

1.5 Lease Term. The term of this Lease (the “Term” or “Lease Term”) shall commence on the “Commencement Date” as defined in Section 1.6 below, and shall expire on December 31, 2022 (the “Lease Expiration Date”).

1.6 Commencement Date. The “Commencement Date” for the initial Premises set forth in Section 1.1 above, shall be April 1, 2010. The Commencement Date is a fixed date and is not subject to the completion of Leasehold Work or otherwise in connection with Tenant’s occupancy or ability to occupy the Premises, and is subject to modification only on account of Landlord Delays as is specifically and expressly set forth in Exhibit C attached hereto. The Commencement Date for the Sublease Space and the Additional Premises shall be as set forth in Sections 1.2 and 1.3 above.

1.7 Base Rent. The annual base rent payable by Tenant for the Premises hereunder (“Base Rent”) is set forth below. The Base Rent rate for the initial year of the

Term shall be $29.98 per rentable square foot of the Premises, net of the cost of all electricity utilized in the Premises and of the cost of all electrical service utilized by all HVAC equipment used to provide HVAC service to the Premises (each of which costs shall be calculated and paid in accordance with the terms of Exhibit I attached hereto and incorporated herein by reference). As of July 1, 2010 and on each subsequent July 1 during the Lease Term, Base Rent shall increase to an amount equal to one hundred two and one half percent (102.5%) of the Base Rent then in effect for the immediately preceding Lease Year. With respect to the Sublease Space, and notwithstanding anything herein to the contrary, in the event that the term of the lease between Landlord and the Prime Tenant ends prior to the Sublease Termination Date (the “Early Sublease Termination Date”), then, (i) the Sublease Space shall automatically become a part of the Premises hereunder on such earlier date, and (b) from and after the Early Sublease Termination Date and continuing until the Sublease Termination Date with respect to the Sublease Space only, Tenant shall continue to pay the same base rent that it was paying to the Prime Tenant for the Sublease Space and Tenant shall not be entitled to any amount of the Allowance applicable to the Sublease Space until the Sublease Termination Date in accordance with Exhibit C attached hereto. With respect to the Additional Premises, from and after the dates that any Additional Premises are delivered to Tenant in accordance with Sections 1.2 and 1.3 above, Tenant shall pay Base Rent on such Additional Space leased by Tenant at the per square foot Base Rent equal to the then escalated current per square foot Base Rent for the Premises calculated assuming that the initial Base Rent was $32.50 per rentable square foot per annum rather than the initial psf Base Rent set forth herein (i.e., for example, if the Additional Premises or Sublease Space were to become a part of this Lease in August of 2011, the initial Base Rent applicable thereto shall be $34.14 per rentable square foot). From and after the date on which the lobby is occupied by Tenant pursuant to Section 47.16 hereof, the square footage of the premises shall be adjusted in accordance with the terms of such Section. The Base Rent is in addition to (and not to be reduced by) any payment of Additional Rent (as hereinafter defined) for the Premises, Sublease Space and any Additional Space hereunder. Base Rent shall be payable monthly, in advance, on the first day of each calendar month of the Term, without prior notice, demand, deduction or offset of any kind.

Period	Initial Premises SF	Base Rent PSF	Annual Base Rent	Monthly Base Rent
April 1, 2010 - June 30, 2010	193,272	$29.98	$1,448,573.64	$482,857.88
July 1, 2010 - June 30, 2011	193,272	$30.73	$5,939,151.92	$494,929.33
July 1, 2011 - June 30, 2012	193,272	$31.50	$6,087,630.72	$507,302.56
July 1, 2012 - June 30, 2013	193,272	$32.29	$6,239,821.49	$519,985.12
July 1, 2013 - June 30, 2014	193,272	$33.09	$6,395,817.03	$532,984.75
July 1, 2014 - June 30, 2015	193,272	$33.92	$6,555,712.45	$546,309.37
July 1, 2015 - June 30, 2016	193,272	$34.77	$6,719,605.26	$559,967.11
July 1, 2016 - June 30, 2017	193,272	$35.64	$6,887,595.40	$573,966.28
July 1, 2017 - June 30, 2018	193,272	$36.53	$7,059,785.28	$588,315.44
July 1, 2018 - June 30, 2019	193,272	$37.44	$7,236,279.91	$603,023.33
July 1, 2019 - June 30, 2020	193,272	$38.38	$7,417,186.91	$618,098.91
July 1, 2020 - June 30, 2021	193,272	$39.34	$7,602,616.58	$633,551.38
July 1, 2021 - June 30, 2022	193,272	$40.32	$7,792,682.00	$649,390.17
July 1, 2022 - Dec. 31, 2022	193,272	$41.33	$3,993,749.52	$665,624.92

The following rent (“Storage Space Rent”) shall be payable in the same manner and at the same time as Base Rent hereunder, without offset, deduction or demand whatsoever:

BASE RENT	$/RSF	Annual Base Rent Due for Storage	Monthly Base Rent for Storage
April 1, 2010 - June 30,2010	$15.00	$31,631.25	$10,543.75
July 1, 2010 - June 30, 2011	$15.38	$129,730.30	$10,810.86
July 1, 2011 June 30, 2012	$15.76	$132,935.60	$11,077.97
July 1, 2012 - June 30, 2013	$16.15	$136,225.25	$11,352.10
July 1, 2013 - June 30, 2014	$16.56	$139,683.60	$11,640.30
July 1, 2014 - June 30, 2015	$16.97	$143,141.95	$11,928.50
July 1, 2015 June, 2016	$17.40	$146,769.00	$12,230.75
July 1, 2016 June 30, 2017	$17.83	$150,396.05	$12,533.00
July 1, 2017 June 30, 2018	$18.28	$154,191.80	$12,849.32
July 1, 2018 June 30, 2019	$18.73	$157,987.55	$13,165.63
July 1, 2019 - June 30, 2020	$19.20	$161,952.00	$13,496.00
July 1, 2020 June 30, 2021	$19.68	$166,000.80	$13,833.40
July 1, 2021 - June 30, 2022	$20.17	$170,133.95	$14,177.83
July 1, 2022- December 31, 2022	$20.68	$87,217.90	$14,536.32

AGGREGATE BASE RENT AND STORAGE SPACE RENT FOR THE INITIAL PREMISES AND INITIAL STORAGE PREMISES

Period	Annual Base Rent	Monthly Base Rent
April 1, 2010 - June 30, 2010	$1,480,204.89	$493,401.63
July 1, 2010 - June 30, 2011	$6,068,882.22	$505,740.19
July 1, 2011 - June 30, 2012	$6,220,566.32	$518,380.53
July 1, 2012 - June 30, 2013	$6,376,046.74	$531,337.22
July 1, 2013 - June 30, 2014	$6,535,500.63	$544,625.05
July 1, 2014 - June 30, 2015	$6,698,854.40	$558,237.87
July 1, 2015 - June 30, 2016	$6,866,374.26	$572,197.86
July 1, 2016 - June 30, 2017	$7,037,991.45	$586,499.28
July 1, 2017 - June 30, 2018	$7,213,977.08	$601,164.76
July 1, 2018 - June 30, 2019	$7,394,267.46	$616,188.96
July 1, 2019 - June 30, 2020	$7,579,138.91	$631,594.91
July 1, 2020 - June 30, 2021	$7,768,617.38	$647,384.78
July 1, 2021 - June 30, 2022	$7,962,815.95	$663,568.00
July 1, 2022 - Dec. 31, 2022	$4,080,967.42	$680,161.24

The annual base rent payable by Tenant hereunder for the Sublease Space shall be an amount equal to the then escalated rent per square foot multiplied by the number of rentable square feet in the Sublease Space (i.e., 23,089). The Base Rent applicable to the Sublease Space is in addition to the Base Rent for the Premises listed above and shall be added to Base Rent hereunder at such time as the Sublease Space becomes a part of the

Premises hereunder. Further, the Base Rent for the Sublease Space is also in addition to (and not to be reduced by) Additional Rent applicable to the Sublease Space hereunder. Base Rent for the Sublease Space shall be payable monthly, in advance, on the first day of each calendar month of the Term with respect to the Sublease Space, without prior notice, demand, deduction or offset of any kind.

1.8 Additional Rent. Tenant’s Share (as herein defined) of increases in Real Estate Taxes (as defined in Section 10), Operating Costs (as defined in Section 9) and any other sum owed or reimbursable by Tenant to Landlord under this Lease (excluding Base Rent) shall be considered additional rent hereunder (collectively “Additional Rent”), and, except for items of Additional Rent for which demand is required pursuant to the express terms of this Lease, shall be payable without demand, set-off or deduction. Commencing on the first anniversary of the Commencement Date, estimates of those items of Additional Rent described in Section 9 and Section 10 of this Lease shall be payable monthly, in advance, on the first day of each calendar month of the Term, together with Tenant’s monthly payment of Base Rent, without demand, set-off or deduction.

1.9 Notice and Payment Addresses. Any notices under this Lease shall be governed by the terms of Section 30, below. The notice addresses of the parties are as follows:

If to Landlord:	c/o Argo Investment Company
9600 Blackwell Road
Suite 200
Rockville, MD 20850
Attention: Mr. Richard L. Perlmutter

And a copy to:	J. Richard Saas, Esq.
Tenenbaum & Saas, P.C.
4504 Walsh Street
3rd floor
Chevy Chase, MD 20815

If to Tenant:	At the Premises
Attn: General Counsel

And a copy to:	At the Premises
Attn: Monika Ruppert, Vice President, Facilities

Either party may, by ten (10) days’ prior written notice to the other, designate a new address to which all notices hereunder shall be directed.

1.10 Rent Payment Address. Tenant shall send payments of Base Rent and Additional Rent hereunder to Landlord at the following address, or to such other address of which Landlord may advise Tenant in writing:

c/o FP Argo Management LC

9600 Blackwell Road

Suite 200

Rockville, MD 20850

1.11 Lease Year. The “Lease Year” shall commence on the Commencement Date and terminate on the last day of the twelfth full calendar month after the Commencement Date. Each subsequent twelve (12) month period thereafter shall be a Lease Year hereunder.

1.12 Deed of Lease. To the extent required under applicable law to make this Lease legally effective, this Lease shall constitute a deed of lease.

2.	PAYMENT OF BASE RENT AND ADDITIONAL RENT.

2.1 Payment of Rent. Tenant shall pay Landlord the Base Rent and Additional Rent due under this Lease without prior notice, demand, deduction or offset, except as otherwise specifically and expressly set forth herein, in lawful money of the United States. Base Rent and Additional Rent shall be paid at the address noted in Section 1.10, or to such other party or at such other place as Landlord may hereafter from time to time designate in writing. Base Rent and Additional Rent under this Lease for any partial month at the beginning or end of the Lease Term shall be prorated. Except for monthly installments of estimated Additional Rent as set forth in Sections 9 and 10 of this Lease, or as otherwise provided in this Lease, all payments of Additional Rent shall be paid no later than thirty (30) days after the date Landlord notifies Tenant in writing of the amount thereof. In the event of any dispute concerning the computation of the amount of any Additional Rent due hereunder, Tenant shall pay the amount specified by Landlord pending the resolution of the dispute, and, subject to Section 9.4 hereof, such payment shall be without prejudice to Tenant’s right to continue to challenge the disputed computation. In the event Tenant prevails in any dispute concerning the amount of any Additional Rent due hereunder, Landlord shall refund to Tenant the amount of such overpayment within fifteen (15) days of the date of resolution of such dispute, and the amount then owing to Tenant shall bear interest at the applicable interest rate as set forth in Section 6.2 hereof from the date that Tenant paid the Additional Rent to Landlord, until the date such amount is paid to Tenant, provided, however, if such overpayment was made based upon estimated monthly payments that were paid by Tenant, such overpayment shall commence to bear interest as of the date Landlord provided Tenant with the annual reconciliation statement for such monthly estimated payments.

3.	SECURITY DEPOSIT.

3.1 Amount. Simultaneously with the execution of this Lease by Tenant, Tenant shall provide Landlord with a security deposit in the amount of One Hundred Thousand Dollars ($100,000.00) (the “Security Deposit”) via letter of credit as more particularly described below. The Security Deposit shall constitute security for payment of Base Rent and Additional Rent and for the payment and performance of any and all other obligations of Tenant under this Lease. If Tenant defaults beyond the expiration of any applicable notice and cure period with respect to any covenant or condition of this Lease, including but not limited to the payment of Base Rent, additional rent or any other payment due under this Lease, and/or the obligation of Tenant to maintain the Premises and deliver possession thereof back to Landlord at the expiration or earlier termination of the Lease Term in the condition required herein, then Landlord may (without any waiver of Tenant’s default being deemed to have occurred) apply the applicable portion of the Security Deposit which is reasonably necessary to cure such default, or any other sum which Landlord may be required or deem necessary to spend or incur by reason of Tenant’s default, or to satisfy in part or in whole any damages suffered by Landlord as a result of Tenant’s default. In the event of such application, Tenant shall promptly deposit with Landlord the amount necessary to restore the Security Deposit to the full amount set forth above. The parties expressly acknowledge and agree that the Security Deposit is not an advance payment of Base Rent or Additional Rent, nor a measure of Landlord’s damages in the event of any default by Tenant. Provided Tenant is not then in default under this Lease, the amount of the Security Deposit then held by Landlord (or such lesser amount as is available after deduction to cure any default then existing by Tenant hereunder) shall be repaid to Tenant within thirty (30) days after the expiration or sooner termination of this Lease. In the event of a sale or transfer of Landlord’s estate or interest in the Building, Landlord shall transfer the Security Deposit to the purchaser or transferee, and Landlord shall thereafter be considered released by Tenant from all liability for the return of the Security Deposit, and the purchaser or transferee shall be obligated to hold and disperse the Security Deposit in accordance with the terms of this Lease.

3.2 Form of Security.

3.2.1 The Security Deposit shall be delivered in the form of a letter of credit, which letter of credit shall be (a) on a commercially reasonable form reasonably acceptable to Landlord (it being understood and agreed that Landlord hereby approves the form of letter of credit that was issued by Tenant’s bank in connection with the existing letter of credit that Tenant previously posted under its existing lease with Landlord); (b) at all times in the amount of the Security Deposit (it being agreed that if at any time the amount drawable by Landlord under the letter of credit is less than the amount of the Security Deposit, whether as a result of a draw by Landlord or otherwise, then Tenant shall, within five (5) business days after receipt of written notice from Landlord, cause the amount drawable under the letter of credit to be increased to the amount of the Security Deposit or such lesser amount which, taken together with any cash amounts then being held by Landlord as a Security Deposit hereunder pursuant to a draw on the letter of credit or otherwise (which remains unapplied), is equivalent to the amount of the Security Deposit); (c) issued by a commercial bank reasonably acceptable to Landlord from time to time; (d) made payable to, and expressly transferable and assignable by the owner from time to time of the Building or its mortgagees (which transfer/assignment shall be conditioned only upon the execution by such owner of a written document in connection with such transfer/assignment and shall payment of the issuing bank’s customary transfer fee); (e) payable at sight upon presentment to a branch of the issuer of Landlord’s sight draft drawn on the issuer and accompanied by a notarized certificate stating that Tenant is in default hereunder beyond applicable notice and cure periods and Landlord is entitled to draw the amount sought; (f) for a term of not less than one year; and (g) at least thirty (30) days prior to the then-current expiration date of such letter of credit, renewed (or automatically and unconditionally extended) from time to time through the sixtieth (60th) day after the expiration of the Lease Term. If Landlord transfers the Security Deposit to any transferee of the Building or Landlord’s interest therein, then (i) Landlord shall pay any fee that is charged by the issuer of the letter of credit to transfer the letter of credit so such transferee, and (ii) such transferee shall hold Security Deposit in accordance with the terms of this Lease, and Landlord shall be released from all liability for the return thereof. If Tenant fails to timely comply with the requirements of subsection (g) above, then Landlord or its mortgagees shall have the right to immediately draw upon the letter of credit without notice to Tenant and/or opportunity to cure and hold the proceeds thereof as a cash Security Deposit under the terms hereof. Any amounts drawn under the letter of credit shall be applied by Landlord from time to time to amounts owed in connection with (or arising from) any default (including damages) which continues beyond applicable notice and cure periods, with any remaining proceeds to be held without interest until the thirtieth (30th) day after the expiration of the Lease as cash collateral to secure the payment and performance by Tenant of all of Tenant’s obligations, covenants, conditions and agreements under this Lease.

3.2.2 Any letter of credit shall be issued by a commercial bank that has a credit rating with respect to certificates of deposit, short term deposits or commercial paper of at least P-2 (or equivalent) by Moody’s Investor Service, Inc., or at least A-2 (or equivalent) by Standard & Poor’s Corporation. Notwithstanding the foregoing, Landlord hereby approves Citizens Financial Group, Inc. as the current issuer of the letter of credit. If the issuer’s credit rating is reduced below P-2 (or equivalent) by Moody’s Investors Service, Inc. or below A-2 (or equivalent) by Standard & Poor’s Corporation, or if the financial condition of such issuer changes in any other materially adverse way, then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant’s failure to obtain such substitute letter of credit within fifteen (15) business days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) shall entitle Landlord or its mortgagees to immediately draw upon the then existing letter of credit in whole or in part, without notice to Tenant and to apply and hold such proceeds as a cash Security Deposit hereunder in the manner set forth above. In the event the issuer of any letter of credit held by Landlord is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said letter of credit shall be deemed to not meet the requirements of this Section, and, within fifteen (15) business days thereof, Tenant shall replace such letter of credit with other collateral acceptable to Landlord in its commercially reasonable discretion (and Tenant’s failure to do so shall, notwithstanding anything in this Lease to the contrary, constitute a default under this Lease for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid fifteen (15) business day period), provided that in no event shall Tenant be required to deliver collateral to Landlord the value of which, together with any other Security Deposit amounts then held by Landlord hereunder, exceeds the Security Deposit amount set forth in the first sentence of Section 3.1. Except as otherwise expressly set forth in this Lease, Landlord or its mortgagees shall only draw upon the Letter of Credit upon the occurrence of a default which continues beyond applicable notice and cure periods (or if Landlord is precluded by law from sending any notice necessary to establish that a default has occurred, the failure of Tenant to make any payment of rent within ten (10) business days after the same is due). Upon the occurrence of a default beyond applicable notice and cure periods, Landlord or its mortgagees shall be entitled to draw on the Letter of Credit in whole or in part and apply cash then held as a Security Deposit (including any amount(s) drawn on the Letter of Credit) in the amount necessary to cure the applicable default. Any failure or refusal of the issuer to honor the letter of credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder with respect to the Security Deposit.

3.3 No Separate Account. In the event the letter of credit serving as the Security Deposit hereunder is, pursuant to Section 3.2.2 above, converted to cash, Landlord shall not be obligated to hold the Security Deposit in a separate account from other Building or project funds, and shall not be required to pay interest on any such funds.

4.	USES; TENANT COVENANTS.

4.1 Permitted Uses.

(a) The Premises are to be used for general office and administration purposes and such other uses incidental to general office use and those ancillary purposes set forth below, and consistent with the operation of a comparable office building as may be permitted by applicable law, provided such uses shall not include any retail, industrial or manufacturing use.

(b) Tenant may also operate and maintain in the Premises, subject to all Laws (Landlord hereby making no representation that the following uses comply with applicable Laws) and applicable provisions of this Lease, as uses ancillary to Tenant’s use of the Premises for general office purposes, (a) a kitchen (so long as Tenant utilizes the exhaust duct required by Laws), lunchroom, dining, vending, lounge, break areas (that include, without limitation, microwaves, coffee makers, toasters, refrigerators and dishwashers), exercise facilities, and meeting facilities (all of which will be solely for the use of Tenant’s personnel and office business invitees except that Odin (as defined in Section 22 below) shall have the right to utilize the exercise facility as has been undertaken pursuant to the terms of the Existing Lease which right, Landlord agrees, will not extend beyond the expiration of the current Odin Lease including any renewals or extensions thereof), (b) such printing, mail handling, duplicating, reproduction, photographic word processing, data processing, communications, and such other equipment and facilities or technologies (whether or not in existence or commercial use at the time of execution of this Lease), as Tenant may deem necessary, desirable or convenient for the conduct of its business or for the comfort, convenience or well being of its personnel and office business invitees, (c) training areas, data center, and customer support center, (d) additional lavatory facilities ancillary to Tenant’s conference center, (e) the examination by medical personnel retained by Tenant of Tenant’s employees (and not for the general public) provided that Tenant does not generate any medical or bio-hazardous waste in connection therewith, and (f) such other uses as may, from time to time, be consistent with office tenancy in comparable office buildings in Fairfax, Virginia. All of the foregoing, to the extent requiring any modification of or improvement to the Premises, shall be undertaken as Alterations under and as defined in this Lease. Tenant shall also have the right to use portions of the Premises, from time to time, for purposes of conducting a charity auction, including a silent auction and a live auction.

(c) Tenant, at its sole cost and expense and after notice to Landlord, may contest by appropriate proceedings prosecuted diligently and in good faith, the legality or applicability of any law affecting the Premises, provided that (a) Landlord shall not be subject to civil or criminal penalties or fines or prosecution for a crime, nor shall the Building or any part thereof be subject to being condemned, nor shall the certificate of occupancy for the Premises or the Building be suspended by reason of noncompliance or by reason of such contest, (b) Tenant shall not have the right to alter or amend, or seek to alter or amend the existing zoning or other entitlements applicable to the Building or any part thereof, (c) Tenant shall not have the right to submit any documentation or otherwise represent to any governmental or quasi governmental agency that it is the owner or the agent of the owner of the Building, or otherwise has any right with respect to the Building or the Premises other than as a tenant thereof, (d) Tenant shall keep Landlord regularly advised as to the status of such proceedings, (e) Tenant shall not have the right to seek a written zoning interpretation from Fairfax County without the prior written consent of Landlord in each case, and (f) Tenant shall indemnify and defend Landlord from and against any and all loss, cost, liability or expense (including costs of defense) resulting from Tenant’s exercise of the foregoing right.

(d) During the Term of this Lease and except for tenancies existing as of the date of this Lease (including expansions, renewals and extensions of such tenancies and subleases and assignments executed by those tenants), as long as Tenant’s right of possession of the Premises shall not have been terminated Landlord agrees that Landlord shall not without the prior written consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any new lease or occupancy agreement permitting the occupancy of any space in the Building for any of the following uses (“Prohibited Uses”) (i) hospital, clinic, or rehabilitation center (but medical and dental offices shall be permitted), (ii) labor union, (iii) school (except for a school whose students, when using the Building customarily arrive outside of normal Building Operating Hours), (iv) dance or music studio or (v) offices of any foreign, federal, state, county or municipal government for uses that regularly attract large numbers of the general public to the Building during normal Building Operating Hours that will put undue stress on the Building’s parking and common areas.

4.2 Other General Use Covenants. Tenant shall not commit or allow to be committed any legal waste upon the Premises, or any public or private nuisance. Tenant, at its expense, shall comply with all laws relating to its use and occupancy of the Premises and shall observe the Rules and Regulations attached hereto as Exhibit D. No act shall be done in or about the Premises (a) that is unlawful, or (b) which will increase the existing rate of insurance on the Building, unless Tenant agrees to pay the increase in the rate of insurance on the Building. In the event of a breach of the covenant set forth in the immediately preceding sentence regarding insurance rates, Landlord shall provide Tenant ten (10) days prior written notice thereof and Tenant shall cease the activity giving rise to such increase and, to the extent any increased insurance premiums were in fact paid by Landlord as a result of such activity, Tenant shall pay to Landlord any and all such increases in insurance premiums resulting from such breach, provided that so long as Tenant continues to pay such increases in premiums, and provided that the activity giving rise to such increased premiums is an activity permitted under Section 4.1, above, the continuation of such activity by Tenant shall not be prohibited or constitute a breach of this Lease. Landlord acknowledges that Tenant’s current use of the Premises for general office purposes, including use of the existing fitness facility, auditorium, conference center and training areas, has not as of the date hereof been noted by the applicable insurance carrier as a use which will increase or has increased the existing rate of insurance on the Building.

5.	ENVIRONMENTAL PROVISIONS; RECYCLING.

5.1 General. Tenant agrees to comply (and to cause its agents, employees, contractors and, while within the Premises, invitees to comply) with any and all applicable Environmental Laws (as defined below) in connection with (1) Tenant’s use and occupancy of the Premises, and (2) any use and occupancy of the Premises arising in connection with any assignment of this Lease, or sublease or license of the Premises or any part thereof. Tenant shall provide all information within Tenant’s control reasonably requested by Landlord and/or requested by governmental authorities in connection with Environmental Laws or Hazardous Materials (defined below) relating to the matters contemplated in the preceding sentence.

5.2 Tenant’s Warranties and Covenants.

5.2.1 Each of Tenant and Landlord agree that it will not introduce or permit or suffer the introduction, within the Premises or the Project of (A) asbestos in any form, (B) urea formaldehyde foam insulation, (C) transformers or other equipment which contain dielectric fluid containing polychlorinated biphenyls, or (D) except as permitted below, any flammable explosives, radioactive materials or other substance constituting “hazardous materials” or “hazardous wastes” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 9601 et seq.) and the regulations adopted and promulgated pursuant thereto, the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), and in the regulations adopted and publications promulgated pursuant thereto, or successor legislation thereto, or any other Federal, state or local environmental law, ordinance, rule, regulation and/or other statute of a governmental or quasi-governmental authority relating to pollution or protection of the environment (collectively, “Environmental Laws”). The substances described in (A), (B), (C) or (D) above are hereinafter collectively referred to herein as “Hazardous Materials”.

5.2.2 Except as expressly permitted hereby, each of Landlord and Tenant agree that the Premises and the Building will never be used by either party for any activities involving, directly or indirectly, the use, generation, treatment, transportation, storage or disposal of any Hazardous Materials, or to refine, produce, store, handle, transfer, process or transport Hazardous Materials.

5.2.3(a) Tenant (i) shall comply with the Environmental Laws and all other applicable laws, rules and regulations or orders pertaining to health, the environment or Hazardous Materials, in so far as such laws pertain to Tenant’s use and occupancy of the Premises or the need for such compliance arises due to the acts or omissions of Tenant, its agents, employees, contractors, invitees (while within the Premises), subtenants or assignees, (ii) shall not, except as specifically permitted hereby, store, utilize, generate, treat, transport or dispose of (or permit or acquiesce in the storage, utilization, generation, transportation, treatment or disposal of) any Hazardous Materials on or from the Premises, (iii) shall cause its agents, employees, licensees, contractors, invitees (while within the Premises), subtenants and assignees to comply with the representations, warranties and covenants herein contained and be responsible for any non-compliance by any such party(ies), (iv) agrees that no portion of the Premises will be used by Tenant or any assignee or subtenant of Tenant as a landfill or a dump, and (v) will not install any underground tanks of any type.

(b) Landlord (i) shall comply with the Environmental Laws and all other applicable laws, rules and regulations or orders pertaining to health, the environment or Hazardous Materials, in so far as such laws pertain to Landlord’s use and occupancy of the Land and the Common Areas or the need for such compliance arises due to the acts or omissions of Landlord, its agents, employees, contractors, invitees (while within the Common Areas), or assignees, (ii) shall not, except as specifically permitted hereby, store, utilize, generate, treat, transport or dispose of (or permit or acquiesce in the storage, utilization, generation, transportation, treatment or disposal of) any Hazardous Materials on or from the Common Areas, (iii) shall cause its agents, employees, licensees, contractors, invitees (while within the Common Areas), and assignees to comply with the representations, warranties and covenants herein contained and be responsible for any non-compliance by any such party(ies), and (iv) agrees that no portion of the Common Areas will be used by Landlord or any assignee of Landlord as a landfill or a dump.

5.2.4 In the event of any future storage, presence, utilization, generation, transportation, treatment or disposal of Hazardous Materials in, on or about the Premises, or in the event of any Hazardous Materials Release (as hereinafter defined) which in either case is attributable, in whole or in part, to the presence of Hazardous Materials existing in, on or about on the Project subsequent to the Commencement Date and is caused, directly by Tenant or Tenant’s agents, employees, contractors, licensees, invitees (while within the

Premises), sub-tenants or assignees, or is otherwise Tenant’s responsibility under the terms of this Lease, Tenant shall, at the direction of Landlord or any federal, state, or local authority or other governmental authority, remove or cause the removal of any such Hazardous Materials and rectify any such Hazardous Materials Release, and otherwise comply or cause compliance with the laws, rules, regulations or orders of such authority, all at the expense of Tenant, including without limitation, the undertaking and completion of all investigations, studies, sampling and testing and all remedial, removal and other actions necessary to clean up and remove all Hazardous Materials, on, from or affecting the Premises. If, under such circumstances, Tenant shall fail to proceed with such removal or otherwise comply with such laws, rules, regulations or orders within the cure period permitted under the applicable regulation or order, the same shall constitute a Default under this Lease (without any notice to Tenant required), and Landlord may, but shall not be obligated to, take such action as may be reasonably necessary under the circumstance to eliminate such Hazardous Materials from the Premises or otherwise comply with the applicable law, rule, regulation or order, acting either in its own name or in the name of Tenant pursuant to this Section, and the cost thereof shall be borne by Tenant and thereupon become due and payable as Additional Rent hereunder; provided, however, that Landlord shall not exercise its self-help rights hereunder, nor exercise any right otherwise provided herein to terminate this Lease or Tenant’s right of possession due to Tenant’s failure or inability to correct such problem within a time certain as long as Tenant is at all times using commercially reasonable efforts to correct the problem (provided however, that if Landlord determines, in its reasonable discretion, that there exists a substantial risk of governmental enforcement action against Landlord, or governmental or third party civil liability to Landlord, if Landlord fails to take independent action immediately to remediate an environmental problem which is otherwise Tenant’s responsibility under this Section 5, then Landlord shall, notwithstanding Tenant’s continuing commercially reasonable efforts to correct the problem, be entitled to take such independent action, and to recover the reasonable and actual costs associated therewith from Tenant). Tenant shall give to Landlord and its authorized agents and employees access to the Premises for such purposes and hereby specifically grants to Landlord a license to remove the Hazardous Materials and otherwise comply with such applicable laws, rules, regulations or orders, acting either in its own name or in the name of the Tenant pursuant to this Section.

5.2.5 Landlord represents, warrants and covenants that to the best of its current actual knowledge, as of the date of execution hereof, (a) the Premises, Building and Land do not contain asbestos or any other Hazardous Materials in violation of any Environmental Laws, nor will the use of any such materials knowingly be permitted by Landlord, and (b) Tenant is not in violation of any of its obligations under Section 5 of this Lease. In the event Landlord is advised, or it shall come to Landlord’s attention, that Hazardous Materials exist in the Premises in violation of any Environmental Laws that were not introduced therein by Tenant or Tenant’s agents, employees, contractors, licensees, subtenants, assignees or invitees, or that Hazardous Materials exist in other areas of the Building, Landlord shall take all commercially reasonable steps necessary to promptly remove or remediate (or cause to be removed or remediated) at Landlord’s expense (and not as an Operating Cost), all such Hazardous Materials, and in doing so, Landlord shall use its reasonable efforts not to interfere with the conduct of Tenant’s business.

5.2.6 Each of Tenant and Landlord hereby indemnifies and holds the other and their respective shareholders, constituents, subsidiaries, affiliates, officers, directors, partners, employees, agents and trustees harmless from, against, for and in respect of, any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of actions, encumbrances, fines, penalties, and costs and expenses suffered, sustained, incurred or required to be paid by any such indemnified party (including, without limitation, reasonable fees and disbursements or attorneys, engineers, laboratories, contractors and consultants) because of, or arising out of or relating to a violation of any of the indemnifying party’s representations, warranties and covenants under this Section, including any Environmental Liabilities (as hereinbelow defined) arising therefrom. For purposes of this indemnification clause, “Environmental Liabilities” shall include all costs and liabilities with respect to the presence, removal, utilization, generation, storage, transportation, disposal or treatment of any Hazardous Materials or any release, spill, leak, pumping, pouring, emitting, emptying, discharge, injection, escaping, leaching, dumping or disposing into the environment (air, land or water) of any Hazardous Materials (each a “Hazardous Materials Release”), including without limitation, cleanups, remedial and response actions, remedial investigations and feasibility studies, permits and licenses required by, or undertaken in order to comply with the requirements of, any federal, state or local law, regulation, or agency or court, any damages for injury to person, property or natural resources, claims of governmental agencies or third parties for cleanup costs and costs of removal, discharge, and satisfaction of all liens, encumbrances and restrictions on the Premises relating to the foregoing. The foregoing notwithstanding, the foregoing indemnifications shall not encompass indirect losses or consequential damages or damages related to loss of business or business interruption which may arise on account of the presence of any Hazardous Materials on or about the Project. The foregoing indemnification and the responsibilities of Tenant and Landlord under this Section shall survive the termination or expiration of this Lease.

5.2.7 Tenant shall promptly notify Landlord in writing of the occurrence of any Hazardous Materials Release of which Tenant has actual knowledge, or any pending or threatened regulatory actions, or any claims made by any governmental authority or third party, relating to any Hazardous Materials or Hazardous Materials Release on or from the Premises, and shall promptly furnish Landlord with copies of any correspondence or legal pleadings or documents in connection therewith. Landlord shall have the right, but shall not be obligated, to notify any governmental authority of any state of facts which may come to its attention with respect to any Hazardous Materials or Hazardous Materials Release on or from the Premises following consultation with Tenant.

5.2.8 Tenant agrees that Landlord shall have the right (but not the obligation) to conduct, or to have conducted by its agents or contractors, at Landlord’s sole cost and expense except as set forth below, such periodic environmental inspections of the Project as Landlord shall reasonably deem necessary or advisable from time to time. Landlord agrees that it shall limit such inspection to not more than once in each twelve

(12)- month period (except in the event of the sale, financing or refinancing of the Project, or in the event Landlord has reasonable evidence that there are any violations of any Environmental Laws, in any of which events Landlord shall be entitled to conduct such inspection(s) even if another inspection has occurred during the current twelve (12)- month period). Landlord shall provide Tenant with no less than seventy-two (72) hours prior notice of any such inspection within the interior of the Premises, except in case of an emergency, in which case only such notice as may be practicable under the circumstance shall be required. The cost of any such inspection shall be borne by Tenant in the event such inspection determines that Tenant has introduced Hazardous Materials into the Premises or is otherwise in violation of Section 5 of this Lease.

5.3 Permitted Materials. Notwithstanding anything herein to the contrary, Tenant and its assignees, subtenants and licensees shall be permitted to store reasonable amounts of Hazardous Materials that are typically used in an ordinary general office use environment such as ordinary cleaners, printer and duplication supplies and similar materials (the “Permitted Materials”) provided such Permitted Materials are properly used, stored and disposed of in a manner and location meeting all Environmental Laws. Any such use, storage and disposal shall be subject to all of the terms of this Section (except for the terms prohibiting same), and Tenant shall be responsible for obtaining any required permits and paying any fees and providing any testing required by any governmental agency with respect to the Permitted Materials. If Landlord in its reasonable opinion determines that said Permitted Materials are being improperly stored, used or disposed of, then Tenant shall immediately take such corrective action as is reasonably requested by Landlord in writing. Should Tenant fail to take such corrective action within five (5) business days after receiving such written notice, Landlord shall have the right to perform such work on Tenant’s behalf and at Tenant’s sole expense, and Tenant shall promptly reimburse Landlord for any and all reasonable, out-of-pocket costs associated with said work.

5.4 Recycling Regulations. Landlord shall, as an Operating Cost hereunder, provide Building standard receptacles and containers as necessary for Tenant to comply with all orders, requirements and conditions now or hereafter imposed by any ordinances, laws, orders and/or regulations (hereinafter collectively called “regulations”) of any governmental body having jurisdiction over the Premises or the Building regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash (hereinafter collectively called “waste products”). In the event that Tenant requests that Landlord undertake “green” initiatives, including recycling, Landlord shall, in good faith, reasonably attempt to undertake such initiatives, provided the same shall be without cost or expense to Landlord or otherwise detrimental to Landlord’s interest in the Building.

6.	LATE CHARGES; INTEREST.

6.1 Late Charge. Tenant hereby acknowledges that late payment to Landlord of Base Rent or Additional Rent will cause Landlord to incur administrative costs and loss of investment income not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. If any Base Rent or Additional Rent due from Tenant is not received by Landlord or Landlord’s designated agent within three (3) business days after the date due, then Tenant shall pay to Landlord a late charge. The late charge shall be one percent (1%) with respect to late payments of Base Rent and five percent (5%) with respect to payments of Additional Rent. The parties hereby agree that such late charges represent a fair and reasonable estimate of the administrative cost that Landlord will incur by reason of Tenant’s late payment. Landlord’s acceptance of such late charges shall not constitute a waiver of Tenant’s Default with respect to such overdue amount or otherwise stop Landlord from exercising any of the other rights and remedies granted hereunder.

6.2 Interest. In addition to the administrative late charge provided for under Section 6.1, above, if any Base Rent or Additional Rent or any other sum due hereunder from Tenant to Landlord is not paid as and when due under this Lease, and such amount remains unpaid five (5) business days after such due date, then the unpaid amount shall bear interest from the date originally due until the date paid at an annual rate of interest equal to the greater of (i) 10% per annum, or (ii) the “prime rate” of interest as published in the Wall Street Journal (or, if not published, as established by the then largest national banking association in the United States of America) from time to time (the “Prime Rate”) plus two percent (2%) (the “Default Rate”); provided that in no event will the foregoing interest exceed the maximum interest permitted by law.

6.3 Waiver. Notwithstanding the foregoing, Landlord shall waive such interest and late charge on the first (1st) occasion during any Lease Year in which Tenant does not timely pay Base Rent or Additional Rent, provided that Tenant pays such installment of Base Rent or Additional Rent to Landlord within three (3) business days after the date Tenant receives notice that such amount is past due. After such first occasion during any Lease Year, the provisions of Section 6.1 and 6.2 shall be applicable during such Lease Year without additional notice required from Landlord to Tenant.

7.	REPAIRS AND MAINTENANCE.

7.1 Landlord’s Obligations. Landlord shall maintain, repair, replace and keep in good operating condition (and in compliance with all applicable Legal Requirements) (such maintenance, repairs, and replacements shall hereinafter be referred to collectively as the “Landlord Repairs”), comparable to similar office properties in the Fairfax, Virginia area, the Land, the Common Areas (as defined in Section 39 below) (including, without limitation, the lobbies, elevators, stairs, grounds, loading areas and corridors), the roofs, foundations, load-bearing elements, conduits and structural walls and other structural elements of the Building, the underground utility and sewer pipes of the Building, all base building mechanical, electrical, plumbing, HVAC systems and the sprinkler system and other fire and life-safety systems, and the adjacent parking structure and connector, the cost of all of which shall be included within Operating Costs except to the extent specifically excluded pursuant to Section 9.5, hereof; provided that, to the extent the need for any such repairs or replacements arise as a the result of the negligence or willful misconduct of Tenant (or Tenant’s agents, employees, contractors, invitees, assignees or sub-tenants) and the same is not covered under the policies of casualty insurance which are required to be carried by the parties pursuant to this Lease (in which case the proceeds of such insurance will be utilized to satisfy the cost thereof), the cost of such repairs or replacements shall be reimbursable by Tenant to Landlord as Additional Rent under this Lease, and such reimbursement shall be due not later than thirty (30) days after Landlord’s written demand therefore. Landlord, at its cost and expense (or at the expense of Landlord’s contractor, but in any event not as an Operating Cost), upon prior notice from Tenant shall promptly repair or replace all materials, workmanship, fixtures or equipment incorporated by Landlord in the Premises that shall prove to be defective during any applicable warranty period. In performing any work pursuant to this Section 7.1, Landlord and its contractors and subcontractors shall use reasonable efforts to minimize disruption to Tenant. Subject to reimbursement as an Operating Cost pursuant to Section 9 hereof (if applicable), Landlord shall comply or cause compliance with all notices it receives of violation of Legal Requirements (as hereinafter defined) that are applicable to the operation of the common and public areas in the Building and to the machinery and equipment provided by Landlord or used by its agents or contractors in the design, construction, or operation of the Building, including those portions of the base Building systems that are contained in or serve the Premises. “Legal Requirements” are all present and future laws, ordinances (including zoning ordinances and land use requirements), regulations, and orders of the Commonwealth of Virginia, Fairfax County, the United States of America and any other public or quasi-public authority having jurisdiction over the Project, including, but not limited to the Americans with Disabilities Act and regulations promulgated from time to time thereunder to the extent the same are applicable to Landlord and/or any portion of the Project.

7.2 Repair Standards. All repairs and maintenance required of Landlord pursuant to this Section or elsewhere in this Lease shall be performed in accordance with standards applicable to comparable office buildings in Fairfax, Virginia, and performed in a timely and diligent fashion. Landlord agrees to diligently attend to any routine repairs or maintenance needs brought to its attention by Tenant as soon as reasonably practicable and in a manner calculated to minimize to the extent possible disruption of Tenant’s business activities. Landlord shall cause Landlord’s Repairs to be performed with reasonable commercial diligence, and may, at its option, perform such Landlord Repairs during regular business hours; provided, that, except in the case of an “Emergency Situation” (as defined below), Landlord shall use good faith efforts to cause Landlord Repairs to be done outside of regular business hours if the performance thereof effectively shall prevent or materially interfere with the normal business activities of Tenant in the Premises.

7.3 Emergency Repairs. If repairs (a) necessary to address a situation which threatens the physical well-being of persons or damage to property the Building (irrespective of whether the same is within or outside of the Premises), or (b) which Landlord otherwise determines in good faith to be of an extraordinary or emergency nature (in either such event, an “Emergency Situation”) (“Emergency Repairs”), Landlord shall use commercially reasonable efforts to promptly perform such Emergency Repairs and the terms of Section 7.2 above with respect to interference with Tenant’s use of the Premises shall be inapplicable. In the event any Emergency Repairs are not accomplished within a forty-eight (48) hour period, Landlord, within five (5) business days following

Tenant’s written request therefor, shall provide to Tenant a preliminary schedule setting forth the basic steps Landlord proposes to be taken to effect the Emergency Repairs and the times when such work is proposed to be done.

7.4 Tenant’s Obligations. Subject to Landlord’s obligations as set forth in Section 7.1 above and its right of access pursuant to Section 18, and except for janitorial and cleaning services (to the extent provided for under Section 8.1, below), Tenant shall be exclusively responsible for all repairs and maintenance to the interior, non-structural portions of the Premises. Tenant shall promptly report in writing to Landlord any defective condition in the Premises actually known to Tenant which Landlord is required to repair, and failure to so report such defects shall excuse any delay by Landlord in commencing and completing such repair to the extent the same would otherwise be Landlord’s responsibility under this Lease, provided that (i) Landlord shall not be so excused if Landlord had actual knowledge of the need for such repair independent of Tenant’s notification, and (ii) once Landlord is notified or has actual knowledge of the need for such repair, Landlord’s repair obligation under Section 7.1, above, shall be fully effective as to such item.

7.5 Secure Areas. As described in Section 18.2 hereof Tenant may designate certain areas of the Premises as secure areas into which, absent an Emergency Situation or the necessity for Emergency Repairs, Landlord shall not have the authority to enter without being accompanied by Tenant’s personnel. Tenant shall be solely responsible for the maintenance and repair of all such secured areas and shall indemnify and hold Landlord harmless from and against any and all loss, cost or expense, including any damage to the Building, as a result of Tenant’s designation of such area as secured and the corresponding restricted access of Landlord thereto. Notwithstanding the foregoing, Landlord shall not be prevented from immediate access to any portion of the Premises in the event of an Emergency Situation or in the event of the need for Emergency Repairs.

8.	UTILITIES AND SERVICES.

8.1 Services.

(a) General. Landlord shall furnish Tenant with the following services and facilities consistent with the level of services provided in comparable office buildings in the Fairfax, Virginia area: (i) at least three (3) elevators in each Building subject to call during normal business hours and at least one (1) elevator in each Building at all times, including Sundays and holidays, which elevators shall be lockable on a floor by floor basis, and, provided the same does not compromise access to and security for any portion of the Buildings not comprising a portion of the Premises, Landlord shall cooperate with Tenant at Tenant’s cost and expense to permit the access control system for the Building to connect with Tenant’s access control system for the Premises; (ii) zoned heating, ventilation and air conditioning during business hours (excepting only weekends and Building holidays listed below) in accordance with the standards set forth in Exhibit I, [it being understood and agreed that Landlord shall initiate the operation of the Building HVAC service in a manner as may be reasonably appropriate for them to be fully operational at the beginning of the “business hours” (as defined below) of the Building];

(iii) hot and cold running water sufficient for needs attributable to a general office use; (iv) public lavatory facilities and supplies and janitorial and char services, including trash removal and recycling, Monday through Friday (after 6:00 p.m. and before 7:00 a.m.), excepting weekends and Building holidays, in accordance with the cleaning specifications as described in Exhibit E, attached hereto (as such specifications may be revised by Landlord from time to time in its reasonable discretion consistent with comparable office properties in the Fairfax, Virginia area, provided that Landlord shall have obtained Tenant’s reasonable approval thereof, which shall not be unreasonably withheld, conditioned or delayed); (v) replacement of Building standard light bulbs (in fixed lighting fixtures only) throughout the Premises which standard light bulbs shall be “energy efficient” in keeping with standards consistent with comparable office properties in the Fairfax, Virginia area; (vi) janitorial services in accordance with Exhibit E attached hereto (as such cleaning and janitorial specifications may be revised by Landlord from time to time in its reasonable discretion consistent with comparable office properties in the Fairfax, Virginia area, provided Landlord shall obtain Tenant’s approval thereof, which approval shall not be unreasonably withheld, conditioned or delayed); (vii) sufficient electricity is available at the Premises as is provided at comparable office properties in the Fairfax, Virginia area as is necessary for general office use (excluding that which may be necessary for specialized uses and/or supplemental HVAC units) consistent with the standard set forth in Exhibit I; (viii) shuttle service between the Building and the Vienna Metro Station in accordance with the provisions of Section 59 hereto, and (ix) access to the Project 24 hours a day, 365 days a year, including holidays; and, except for the cost of supplying electricity to the Premises and to the HVAC which serves the Premises the costs of which are paid directly by Tenant pursuant to the terms of this Lease, the cost of foregoing shall be deemed an Operating Cost hereunder unless otherwise provided herein. For purposes hereof, Building “holidays” shall be: Christmas, New Years Day, Labor Day, Memorial Day, Independence Day, MLK Day, Veterans Day and Thanksgiving Day, and business hours shall be 7:00 a.m. to 6:00 p.m. Monday through Friday, excluding Building holidays, and 9:00 a.m. to 1:00 p.m. on Saturdays, excluding Building holidays. Landlord shall cause the exterior windows of the Building to be cleaned at least two (2) times per calendar year.

Notwithstanding anything herein to the contrary, Landlord shall operate and maintain the Building and the common areas in a manner consistent with comparable office properties in the Fairfax, Virginia area.

(b) Access. Landlord agrees to provide an access-control system in the Building comparable to the system in first-class office buildings in the Fairfax, Virginia area, which shall permit Tenant to have, and shall provide Tenant with, access to the Premises and the parking areas of the garage on a 24-hour, seven-days-a-week basis. Landlord shall provide access cards to Tenant for access to the Buildings, and Tenant shall reimburse Landlord the then current cost thereof, which cost is currently Nine and 50/100 Dollars ($9.50) for each such card. Notwithstanding anything herein to the contrary, Landlord shall provide Tenant, at no cost to Tenant, with 4 access cards per each one thousand (1,000) square feet of rentable area that is leased, from time to time, by Tenant under this Lease (Tenant acknowledging that it has already received such access cards for the Initial Premises and the Sublease Space hereunder, and that Landlord shall only be required to provide such cards free of charge to Tenant for the Additional Premises at such time as the Additional Premises become a part of the Premises hereunder). Access cards need not be returned to Landlord at the expiration or earlier termination of this Lease.

(c) Tenant’s Right to Clean Premises. In the event that, at any time during the Term, Tenant is reasonably dissatisfied with the cleaning services provided to the Premises by Landlord pursuant to this Lease then Tenant shall have the right to notify the Landlord in writing specifying portion(s) of Exhibit E that are not being performed in accordance with the standard consistent with comparable office properties in the Fairfax, Virginia area. Within thirty (30) days after delivery of such notice representatives of Landlord (or representatives of Landlord’s management company, representatives of the party providing cleaning services to the Premises and representatives of Tenant’s shall meet to discuss Tenant’s reasonable concerns regarding the cleaning services and shall propose good faith efforts to resolve those concerns. During the sixty (60) day period immediately following such meeting, Landlord shall use its commercially reasonable efforts to cause the cleaning provider to implement the solutions agreed upon at the meeting. If after such sixty (60) day period Tenant reasonably determines that the cleaning services are still not being performed in the agreed upon manner then by written notice given to Landlord not later than ten (10) days after the end of the sixty (60) day period Tenant shall have the right to assume the obligation to provide cleaning services for the entire Premises (and not less than the entire Premises) beginning on the first day of the first full month that is at least thirty (30) days after the date of Tenant’s notice in accordance with the following:

(1) The cleaning services shall be performed in accordance with the provisions of Exhibit E;

(2) The cleaning services shall be performed by a contractor selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed;

(3) Tenant’s approved cleaning contractor shall be entitled, without additional charge, but subject to the terms of the applicable Rules and Regulations, to use the Building’s freight elevators in a reasonable and ordinary manner in common with Landlord’s cleaning contractor;

(4) Tenant’s cleaning contractor shall leave all trash from each floor in the proper receptacles and proper location(s) as directed by Landlord and, provided that Tenant’s cleaning contractor does so, Landlord shall cause such trash to be removed from the Building (as an Operating Cost); and,

(5) Operating Costs, including Operating Costs for the Operating Costs Base Year, shall be reduced by the vacancy credit received by Landlord from its cleaning contractor because Tenant, and not Landlord, is responsible for cleaning the entire Premises.

Should Tenant, after having once taken over the obligation and responsibility to clean the entire Premises, at a later point desire that Landlord resume providing cleaning services to the entire Premises, Tenant may request that Landlord do so (with the appropriate increase in Operating Costs on a going forward basis) but Landlord shall not be obligated to do so.

8.2 Electrical Services. Tenant shall reimburse Landlord, as Additional Rent, for the costs of all electricity used by Tenant within the Premises. The charges due from Tenant to Landlord shall be calculated and billed to Tenant in accordance with the terms of Exhibit I attached hereto.

8.3 Additional Services. If Tenant requires cleaning services, light bulb or fixture replacement or other services either outside of the scope of the Landlord’s obligations as set forth herein or on weekends or Building holidays, Landlord shall make reasonable efforts to provide such additional service after reasonable prior written request therefor from Tenant, and Tenant shall reimburse Landlord for such additional service within thirty (30) days of request therefore, at the Landlord’s actual cost plus a reasonable markup for depreciation, overhead and/or profit.

8.4 Additional Provisions. Except as specifically and expressly set forth hereinbelow, in no event shall Landlord be liable to Tenant for (a) any damage to the Premises, or (b) any loss, damage or injury to any property therein or thereon, or (c) any claims for the interruption of or loss to Tenant’s business or for any damages or consequential losses occasioned by bursting, rupture, leakage or overflow of any plumbing or other pipes or other similar cause in, above, upon or about the Premises or the Building, unless such loss, damage or injury is the result of the negligence or willful misconduct of Landlord or its agents, contractors or employees, and is not covered by the insurance required to be carried by Tenant hereunder. Further, in no event shall Landlord have any liability on account of the status of repair (or lack thereof) of any areas designated by Tenant as secured areas pursuant to Section 18.2 hereof to the extent Landlord is prohibited or unreasonably restricted from accessing such portion of the Premises for purposes of inspection, maintenance and/or repair. If any public utility or governmental body shall require Landlord or Tenant to restrict the consumption of any utility or reduce any service to the Premises or the Building, Landlord and Tenant shall comply with such requirements, without any abatement or reduction of the Base Rent, Additional Rent or other sums payable by Tenant hereunder.

8.5 Building Security. Landlord shall provide an access control system for the perimeter of the Buildings and access to the garage, which access control system shall be of a type used in other comparable office projects in the Fairfax, Virginia area. Landlord agrees not to change the access system currently existing at the Buildings without Tenant’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.

8.6 Interruption in Services. Landlord shall exercise reasonable diligence and use good faith efforts to remedy any interruption, curtailment, stoppage or suspension of utility services or systems. In the event any interruption of service to be provided by Landlord hereunder, including, without limitation, utilities, occurs and such interruption shall continue for more than three (3) consecutive business days and renders the Premises or any portion thereof substantially unusable for the purpose of conducting Tenant’s normal and uninterrupted business under this Lease, then all Rent payable hereunder with respect to the affected portion of the Premises (which Tenant does not actually occupy during such period) shall be abated for the period beginning on the fourth (4th) business day of such failure and shall continue until use of the Premises (or the affected portion thereof, if applicable) is restored to Tenant. The foregoing notwithstanding, Tenant shall not be entitled to an abatement for the interruption of any utility service or other service resulting from the negligence or willful misconduct of Tenant, its subtenants or assignees and their respective agents or employees.

9.	OPERATING COSTS.

9.1 Defined. Commencing as of the first day of the second Lease Year, and for each calendar year or portion thereof during the Term, Tenant shall pay Tenant’s Share of an amount (hereinafter referred to as “Increases in Operating Costs”) equal to the difference between (i) Operating Costs (defined in Section 9.4, below) for such calendar year; and (ii) Operating Costs for the Operating Costs Base Year. For all purposes hereof, the “Operating Costs Base Year” shall be the 2009 calendar year. All Operating Costs shall be determined in conformance with the general practice of comparable office buildings in the Fairfax, Virginia area (the “Accounting Principles”). Costs incurred in one calendar year, but attributable to more than one calendar year, shall be equitably apportioned over such years on an accrual basis in accordance with the Accounting Principles.

9.2 Estimated Payments. Tenant shall pay Landlord, as Additional Rent, commencing on the first day of the second Lease Year and on the first day of each month thereafter throughout the Term, one-twelfth (1/12th) of Landlord’s estimate of Tenant’s Share of Increases in Operating Costs for the then-current calendar year. If at any time during such calendar year it appears to Landlord that Tenant’s Share of Increases in Operating Costs for such calendar year will vary from Landlord’s estimate by more than five percent (5%) on an annualized basis, Landlord may, by written notice to Tenant [but in no event more than one (1) time per any calendar year], provide Tenant with written notice of such variance which notice shall include reasonable documentation of the basis for such variance, and thereafter revise its estimate for such calendar year and Tenant’s estimated payments hereunder for such calendar year shall, as of the thirtieth (30th) day after the date Tenant receives such notice and documentation, be based on such revised estimate.

9.3 Annual Reconciliation. Within one hundred twenty (120) days after the end of each calendar year, Landlord shall provide to Tenant a detailed, itemized statement on a line item basis (the “Expense Statement”), calculated in accordance with the terms of Section 9 of this Lease, setting forth the total actual Operating Costs for such calendar year and Tenant’s Share of Increases in Operating Costs. The Expense Statement shall show (a) the amount of actual Operating Costs detailing major categories therefor, (b) the amount paid by Tenant toward Operating Costs during said year on an estimated basis, (c)

any revised estimate of Tenant’s obligations for Operating Costs for the then-current calendar year, and (d) the shortfall or excess of Tenant’s payments based upon the estimated payments during such year compared to Tenant’s actual Share of Increases in Operating Costs based on the Expense Statement. Landlord shall use good faith efforts to respond to any inquiries and requests for invoices or other information with respect to Operating Costs within ten (10) days of any written request therefore by Tenant. Subject to the provisions of Section 9 hereof, to the extent of any underpayment in the amount of estimated payments paid by Tenant, Tenant shall pay to Landlord the amount of any shortfall in the amount of estimated payments made to Landlord pursuant to Section 9.2 on account of Tenant’s Share of Increases in Operating Costs for such calendar year, and the actual amount shown as Tenant’s Share of Increases in Operating Costs for such calendar year. In the event the Expense Statement reflects an overpayment of Tenant’s Share of Increases in Operating Costs for such year, such overpayment shall be credited against the next due Base Rent hereunder (unless the same occurs as of the end of the Term in which event Landlord shall make payment thereof to Tenant within 30 days of delivery of the Expense Statement to Tenant). Notwithstanding anything herein to the contrary, for purposes of calculating Tenant’s Share of Increases in Operating Costs with respect to “controllable” Operating Costs in any Lease Year, “controllable” Operating Costs shall not exceed one hundred six percent (106%) of “controllable” Operating Costs for the prior Lease Year, on a cumulative basis; taking into account the cumulative impact of previous year increases. For example, if in the second year, the “controllable” Operating Expenses were four percent (4%) more than in the prior year, and in the third year the “controllable” Operating Expenses were eight percent (8%) in excess of those in the second year, two percent (2%) would carry-over from the second year and be added to the allowable increase in the third year. Therefore, the total allowable “controllable” Operating Expense increase in the third year would be eight percent (8%). For purposes hereof, all Operating Costs shall be deemed “controllable” with the exception of taxes, insurance, utility costs, and the costs associated with ice and snow removal and control.

9.4 Operating Costs. The term “Operating Costs” shall mean all third-party, reasonable and customary expenses incurred by Landlord in connection with the operation, management, maintenance and repair of the Building, Common Areas and the Land in accordance with the standards applicable to comparable office properties in the Fairfax, Virginia area, subject to the qualifications set forth below. All Operating Costs shall be determined in good faith on a calendar year basis, according to generally accepted accounting principles which shall be consistently applied. Operating Costs include, but are not limited to, the following items: (a) the cost of the personal property used in conjunction with the Building and the Project; (b) except as set forth in Section 9.5 with respect to capital repairs and replacements costs to repair and maintain the Building, the Land and the Common Areas; (c) all expenses paid or incurred by Landlord for water, gas, electric, sewer and oil services for the Common Areas of the Building; (d) the costs and expenses incurred in connection with the provision of the services set forth in Section 8, above; (e) subject to Section 9.4(l) below with respect to matters of a capital nature, building supplies and materials used in connection with repairs to the Project; (f) cleaning and janitorial services in or about the Premises, the Building (including without limitation Common Areas) and the Land; (g) window glass repair and cleaning; (h) repair and maintenance of the grounds, including costs of landscaping, gardening and planting, including service or management contracts with independent contractors, including but not limited to security and energy management services and costs; (i) operational costs to achieve compliance with any Legal Requirements promulgated after the Commencement Date; (j) utility taxes; (k) compensation (including employment taxes, fringe benefits, salaries, wages, medical, surgical, and general welfare benefits (including health, accident and group life insurance), pension payments, payroll taxes for all personnel employed by Landlord or its management company who perform duties in connection with the operation, management, maintenance and repair of the Building (allocated among all properties served by such employees as determined by Landlord in its reasonable discretion, if such employees are utilized by more than one property) plus the salary and benefits of the property manager assigned to the Project; (l) any (i) capital expenditures incurred to reduce Operating Costs, to the extent of such reduction (and with any amount remaining unrecovered by virtue of such limitation to carry forward to subsequent calendar years, to the extent of any such continuing reduction achieved in each such subsequent calendar year, until recovered in full), and (ii) capital expenditures incurred to comply with any Legal Requirement which is enacted or becomes effective after the Commencement Date, it being understood that any such capital expenditure shall be recoverable only over the useful life of the item in question (as determined in accordance with GAAP) by amortizing such expenditure over such useful life at an annual interest rate equal to the Prime Rate at the time of such expenditure, and only the sum of all amortization payments payable during the year in question shall be included in Operating Costs in each year during such recovery period [the cost of capital expenditures set forth in this Section (l) shall hereinafter be referred to as the “Permitted Capital Expenditures”]; (m) cost of premiums for casualty and liability insurance policies required to be or otherwise maintained by Landlord hereunder and any other insurance carried by Landlord with respect to the Project; (n) license, permit and inspection fees; (o) a management fee equal to (and not in excess of) four percent (4%) of the gross income collected reflecting one hundred percent (100%) occupancy and no rent abatements; (p) the cost of all Landlord Repairs; (q) personal property taxes; (r) trash removal, including all costs incurred in connection with waste product recycling; (s) snow and ice removal or prevention; (t) all costs of maintenance, repair, striping and operation of all parking areas used by tenants of the Building to the extent such costs exceed revenues generated from operation of the parking facilities; (u) uniforms and dry cleaning for personnel below the grade of Building Manager; (v) telephone, cellular phone, paging, telegraph, postage, stationery supplies and other materials and expenses required for the routine operation of the Building; (w) association assessments for maintenance of offsite improvements serving or benefiting the Building or the Land; (x) ground rent and/or ground lease payments required to be paid by Landlord for the Land on which the Building is located; and (y) other association assessments for common area services provided to owners in the Hunters Branch complex.

9.5 Exclusions. Notwithstanding anything in this Lease to the contrary, Operating Costs shall not include any of the following: (1) capital expenditures, except for the Permitted Capital Expenditures; (2) costs of any special services rendered to individual tenants (including Tenant); (3) painting, redecorating or other work which

Landlord performs for specific tenants; (4) Real Estate Taxes (as defined in Section 10); (5) depreciation or amortization of costs required to be capitalized in accordance with generally accepted accounting practices (except as set forth in Section 9.4, above); (6) interest and amortization of funds borrowed by Landlord; (7) leasing commissions, and advertising, legal, space planning and construction expenses incurred in procuring tenants for the Building; (8) salaries, wages, or other compensation paid to officers or executives of Landlord or its property management company in their capacities as officers and executives; (9) any other expenses for which Landlord actually receives direct reimbursement from insurance, condemnation awards, warranties, other tenants or any other source but excluding general payments of Operating Costs pursuant to this Section 9 by Tenant and other tenants of the Building; (10) all costs incurred in the initial construction of the Project; (11) costs directly resulting from the willful misconduct of Landlord, its employees, agents, contractors or employees; (12) legal fees and other expenses incurred by Landlord; (13) costs or fees relating to the defense of Landlord’s title or interest in the Land; (14) costs incurred due to violation by Landlord (as opposed to Building violations) of any Laws; (15) renovation of the Project; (16) costs arising from the presence of Hazardous Materials in, about or below the Project; (17) costs incurred for any items to the extent of Landlord’s recovery under a manufacturer’s, materialmen’s, vendor’s or contractor’s warranty (except to the extent of costs incurred in such recovery); (18) income, excess profits, franchise taxes or other such taxes imposed on or measured by the net income of Landlord from the operation of the Building (other than business professional occupational license tax); (19) reserves for repairs, maintenance and replacements; (20) Landlord’s general overhead expenses; (21) costs incurred to achieve compliance with any governmental laws, ordinances, rules, regulations or orders, except to the extent recoverable under Sections 9.4(i) and 9.4(1), above; (22) any penalties or interest expenses incurred because of Landlord’s failure timely to pay any Operating Costs (unless the same is the result of Tenant’s failure to timely make any payment in respect thereof required hereunder); (23) accounting fees other than those attributable to reviewing and preparing operating statements for the Building; (24) rental or similar payments made in connection with the leasing of any equipment deemed to be capital in nature except to the extent the acquisition of such item would have been recoverable under Section 9.4(1), above; (25) principal or interest payments on and any other charges (including, but not limited to, late charges, default interest or other penalties) paid by Landlord in connection with any mortgages, deeds of trust or other financing or refinancing encumbrances; (26) deductions for depreciation for the Building, except to the extent expressly included in Section 9.4(1) above; (27) the costs of special services, tenant improvements and concessions, repairs, maintenance items or utilities separately chargeable to, or specifically provided for, individual tenants of the Building, including, without limitation, the cost of preparing any space in the Building for occupancy by any tenant and/or for altering, renovating, repainting, decorating, planning and designing spaces (other than Common Areas) for any tenant in the Building in connection with the renewal of its lease and/or costs of preparing or renovating any vacant space for lease in the Building (including permit, license and inspection fees); (28) attorney’s fees and disbursements, accounting fees, recording costs, mortgage recording taxes, title insurance premiums, title closer’s gratuity and other similar costs, incurred in connection with any mortgage financing or refinancing or execution, modification or extension of any ground lease; loan prepayment penalties, premiums, fees or charges; (29) fees, costs and expenses incurred by Landlord in connection with or relating to claims against or disputes with tenants of the Building or the negotiation of leases with tenants or prospective tenants, including, without limitation, legal fees and disbursements; (30) costs incurred by Landlord in curing, repairing or replacing any structural portion of the Building made necessary as a result of defects in design, workmanship or materials; (31) costs and expenses incurred by Landlord for services which are duplicative of or are normally included in any management fees paid by Landlord; (32) that portion of any Operating Cost that is paid to any entity affiliated with Landlord that is in excess of the amount that would otherwise be paid to an entity that is not affiliated with Landlord for the provision of the same service; (33) rental for personal property leased to Landlord except for rent for personal property leased to Landlord the purchase price for which, if purchased, would be included (in whole or part) in Operating Costs in the year of purchase; (34) attorney’s fees and disbursements, brokerage commissions, transfer taxes, recording costs and taxes, title insurance premiums, title closer’s fees and gratuities and other similar costs incurred in connection with the sale or transfer of an interest in Landlord (including any restructuring, recapitalization or similar events or activities) or the Building; (35) all costs and expenses attributable to any testing, investigation, management, maintenance, remediation, or removal of Hazardous Materials; (36) the costs of all sculptures, paintings, and other works of art, and any costs and expenses related to the display or maintenance thereof; (37) costs of increases in insurance premiums to the extent such increase is solely attributable to the use, occupancy or act of another tenant; (38) the costs of supplying electricity to any premises in the Building other than the Common Areas; (39) any cash or other consideration paid by Landlord on account of, with respect to, or in lieu of tenant work or alterations; (40) repairs or replacements (a) necessitated by the gross negligence or willful misconduct of Landlord or its employees or agents, or (b) required to cure violations of Legal Requirements applicable to the Building as of the date hereof; (41) advertising and promotional expenses and any other comparable expenses directly related to leasing or procuring tenants or negotiating with prospective tenants; (42) the cost of repairs incurred by reasons of fire or other casualty or condemnation to the extent that either (a) Landlord is compensated therefor through proceeds of insurance or condemnation awards; or (b) Landlord is not fully compensated therefor due to the failure of Landlord to obtain the insurance required under this Lease against such fire or casualty or the decision of Landlord to self-insure; or (c) if Landlord is not fully compensated by reason of the coinsurance provisions of its insurance policies due to Landlord’s failure to obtain and maintain a sufficient amount of insurance coverage; (43) income or franchise taxes or such other taxes imposed upon or measured by Landlord’s net income from the operation of the Building; (44) rentals and other related expenses incurred in leasing air-conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature; (45) recordation and transfer taxes and transfer gain taxes, including, without limitation, any such taxes incurred if this Lease is recorded; (46) expenses incurred in the management of the parking facilities by a third party and repair of the parking facilities to the extent such expenses exceed revenues received from the operation of the parking facilities; (47) the cost of installing, operating, and maintaining any specialty facility such as an observatory, broadcasting facility, day care facility, conference facility, recreational club, restaurant or luncheon club, athletic or recreational club, theater or cafeteria; (48) the cost of any additions to the Building that result in a larger Building; (49) costs or payments associated with Landlord’s obtaining air rights or development rights; (50) expenses relating to the leasing of space in the Building (including, without limitation, costs associated with Landlord assuming or taking over the obligations of a tenant under a lease in another building, legal fees, real estate brokerage and leasing commissions, space planner fees, alterations to tenant premises, tenant improvement allowances, rent abatements or other concessions, and advertising and promotional expenses incurred in connection with the listing of space in the Building); (51) costs (including permit, license and inspection fees) incurred in improving, renovating, altering, painting or decorating any tenants spaces; (52) costs for relocating tenants; (53) costs solely attributable to retail areas and paid directly by retail tenants of the Building; (54) intentionally deleted; (55) costs of: (i) correcting defects in or inadequacy of the initial design or construction of the Building, or (ii) the discharge of Landlord’s obligations under the workletters of other leases; (56) costs for any goods and services (including, e.g., the utility and other costs of condenser water, overtime heat or air conditioning, extra cleaning) sold or supplied to tenants and occupants of the Building for which Landlord either would be entitled under this Lease to charge Tenant if the same had been sold or supplied to Tenant or would have been entitled to charge the other tenant pursuant to its Lease; (57) costs of Landlord’s general corporate overhead and general administrative expenses, including, without limitation, costs associated with the operation of the business entity that constitutes (a) Landlord, its corporate, partnership, or limited liability company shareholders, members, or partners, as the case may be and (b) property management companies (as the same are distinguished from the costs of operating the Building), including related entity accounting and legal matters and land trust fees; (58) fines, penalties, interest, surcharges or any other similar costs incurred by Landlord on account of the failure to comply with any Law in effect as of the Commencement Date or the failure to make any payment of Operating Costs when due, or breach of any lease, contract or undertaking; (59) bad debt losses suffered by Landlord and reserves therefor; (60) costs of entertainment of prospective tenants; (61) costs of promoting Building tenant relations activities (e.g., holiday gifts and lobby entertainment); (62) intentionally deleted; (63) costs related to management of the Building that, under a market-based management agreement with an unaffiliated management company providing for a management fee at the rate provided for in this Lease, would be borne by the management company, including, without limitation, the manager’s general corporate overhead and general administrative and home office expenses; and (64) the cost of any “Base Building Work” (as defined in Exhibit C-1) and the cost of any “Landlord’s Work” (as defined in Exhibit C-1). Operating Costs shall be net of all discounts and reduced by all rebates actually received by Landlord. There shall be no duplication of costs or reimbursements. Despite the foregoing, Operating Costs shall not include new services or items that are not included in the Operating Costs but were generally provided to the tenants of comparable office buildings in the Fairfax, Virginia submarket in 2009; provided however that if Landlord undertakes to provide new services or items to tenants in the Building that are not included in the Operating Costs during calendar year 2009, then Landlord may do so if Landlord includes in the Operating Costs for the Base Year the costs which would have been incurred by Landlord for such services or items during the Base Year.

9.6 Further Adjustment. Operating Costs for each calendar year shall be adjusted to include all costs, expenses and disbursements that would have been incurred if Landlord had provided all utilities and services within the definition of Operating Costs to tenants and occupants in the Building had the Building been one hundred percent (100%) occupied throughout such year.

9.7 Multi-Project Operating Costs. The Building is a part of a larger project or development and as such, Landlord shall have the right (but not the obligation) to allocate to the Building an appropriate portion of those Operating Costs which are incurred with respect to the project as a whole, provided such costs are allocated, in good faith, in an equitable manner and on a consistent basis. By way of example, landscaping costs for a multi-building project shall be allocated on an appropriate basis between all tenantable buildings in the project.

9.8 Audit Rights. Within one (1) year after the date of Landlord’s delivery to Tenant of the Expense Statement for the preceding calendar year (or within three [3] years after Landlord’s delivery to Tenant of the Expense Statement for Base Year with respect to Base year Operating Costs), Tenant, at its sole cost and expense, shall have the right, during reasonable business hours, to audit and inspect (or to cause a third party certified public accountant to audit and inspect) Landlord’s books and records relating to Landlord’s determination of Operating Costs and any Increases in Operating Costs for the then present calendar year for which Additional Rent payments become due. Should Tenant’s inspection evidence that Landlord has overstated Operating Costs, Landlord agrees to refund to Tenant the amount of such overstatement and Tenant shall then have the right to audit and inspect such Operating Costs for the preceding two (2) calendar years. Such overpayment shall be refunded to Tenant within fifteen (15) days of the date of resolution of the amount so in dispute, and the amount then owing to Tenant shall bear interest at the applicable interest rate as set forth in Section 6.2 hereof from the date Tenant paid the Additional Rent to Landlord, until the date such amount is paid to Tenant, provided, however, if such overpayment was made based upon estimated monthly payments that were paid by Tenant, such overpayment shall commence to bear interest as of the date Landlord provided Tenant with the annual reconciliation statement for such monthly estimated payments. Should any such audit and inspection reveal that Tenant’s Share of Increases in Operating Costs have been overstated by three percent (3%), Landlord shall further reimburse Tenant the reasonable costs incurred by Tenant for such inspection, and excluding in all events any contingency or percentage of recovery based fee. In the event Tenant does not timely exercise its audit right for any Lease Year within the time set forth in this Section 9.8, Tenant’s right to audit Operating Costs for such Lease Year shall be null and void. Tenant shall maintain, and shall cause its consultant to maintain the results of any such audit in strict confidence.

10.	REAL ESTATE TAXES.

10.1 Defined. Commencing on the first day of the second Lease Year, Tenant shall pay as Additional Rent to Landlord, without diminution, set-off or deduction, Tenant’s Share of Increases in “Real Estate Taxes” (as defined in Section 10.3, below) paid in such calendar year.

10.2 Estimated Payment. Tenant shall pay Landlord, as Additional Rent, commencing on the first day of the second Lease Year and on the first day of each month thereafter throughout the Term (and any extension thereof), one-twelfth (1/12th) of Landlord’s estimate of Tenant’s Share of Increases in Real Estate Taxes over the Real Estate Taxes for the Base Year. If at any time or times during such calendar year it appears to Landlord that Tenant’s Share of Increases in Real Estate Taxes for such calendar year will vary from Landlord’s estimate by more than five percent (5%) on an annualized basis, Landlord may, by written notice to Tenant, revise its estimate for such calendar year (but in no event shall Landlord revise such estimate more than once per calendar year) and Tenant’s estimated payments hereunder for such calendar year shall thereupon be based on such revised estimate.

10.3 Real Estate Taxes. For purposes of this Lease, “Real Estate Taxes” shall mean all taxes and assessments, general or special, ordinary or extraordinary, foreseen or unforeseen, assessed, levied or imposed upon the Building or the Land, or assessed, levied or imposed upon the fixtures, machinery, equipment or systems in, upon or used in connection with the operation of the Building or the Land under the current or any future taxation or assessment system or modification of, supplement to, or substitute for such system. Real Estate Taxes shall include all reasonable expenses (including, but not limited to, reasonable attorneys’ fees, disbursements and actual costs) incurred by Landlord in obtaining or attempting to obtain a reduction of such taxes, rates or assessments, including any legal fees and costs incurred in connection with contesting or appealing the amounts or the imposition of any Real Estate Taxes. In the event Real Estate Taxes (including special assessments) shall be paid in installments, they shall be paid in installments (and in such event Real Estate Taxes shall include such installments and interest paid on the unpaid balance of the assessment, or the entirety thereof, as applicable). The foregoing notwithstanding, Real Estate Taxes shall not include: (i) any franchise, corporation, income, excess profits taxes or, grantor’s and recordation net profits tax which may be assessed against Landlord or the Project or both, (ii) transfer, grantor’s and recordation taxes assessed against Landlord or the Project or both, (iii) penalties or interest on any late payments of Landlord, (iv) personal property taxes of Tenant, (v) any rental or other charges or fee imposed upon Landlord in connection with the lease or use of any vault space, (vi) estate taxes, inheritance taxes, succession taxes, (vii) gift taxes, (viii) unincorporated business tax, (ix) taxes on personal property of Landlord not used in connection with the operation, repair or maintenance of the Project or (x) special taxes for services or improvements instituted at the request of Landlord (provided however that such special taxes may be included as Real Estate Taxes if the Real Estate Taxes for the Base Year are adjusted to include the first year of such special taxes). Real Estate Taxes also shall exclude any interest or penalties arising by reason of the late payment of same, provided Tenant has timely made all payments of Tenant’s Share of Increases in Real Estate Taxes as required hereunder.

10.4 Annual Reconciliation. Within one hundred twenty (120) days after the end of each calendar year, Landlord shall provide to Tenant Landlord’s calculation of Tenant’s Share thereof (the “Tax Statement”). This Tax Statement shall show (a) the amount paid by Tenant to Landlord toward Real Estate Taxes during said year on an estimated basis, (b) any revised estimate of Tenant’s obligations for Real Estate Taxes for the current year, and (c) a copy of all Real Estate Tax bills paid by Landlord for such calendar year. Within thirty (30) days after the delivery of the Tax Statement, Tenant shall pay to Landlord the amount of any shortfall in the amount of estimated payments made to Landlord pursuant to Section 10.2 on account of Tenant’s Share of Increases in Real Estate Taxes for such calendar year, and the actual amount shown as Tenant’s Share of Increases in Real Estate Taxes for such calendar year. In the event the Tax Statement reflects an overpayment of Tenant’s Share of Increases in Operating Costs for such year, such overpayment shall be credited against the next due Base Rent hereunder (unless the same occurs as of the end of the Term in which event Landlord shall make payment thereof to Tenant within 30 days of delivery of the Tax Statement to Tenant).

10.5 Increases in Real Estate Taxes. For purposes hereof, “Increases in Real Estate Taxes” shall be deemed to mean the increase (if any) in Real Estate Taxes incurred for the Buildings for the Lease Year in question compared to the Real Estate Taxes for the Building incurred in the Base Year. For all purposes hereof, the “Base Year” shall be the 2009 calendar year. Notwithstanding anything herein to the contrary, in the event the Building has an occupancy rate of less than one hundred percent (100%) during any portion of the Base Year, or the Building is not fully assessed during calendar year 2009 (which assessment is not diminished for any tenant rental abatement or other rental offset), then the Real Estate Taxes for the Base Year shall be increased to reflect a fully occupied and fully assessed Building.

10.6 Tax Contest. Landlord shall use commercially reasonable efforts (which need not include the institution of legal proceedings) to cause Real Estate Taxes to be consistent with those for other comparable office buildings in Fairfax, Virginia. In the event Landlord fails to, or elects not to, contest the amount or validity of any Real Estate Taxes or seek a reduction in the valuation of the building and prosecute any other appeal thereof (each, a “Contest”) for any given calendar year of the Term Landlord shall so notify Tenant in writing at least twenty (20) days before the last day to file such Contest, and Tenant may within ten (10) days after receipt of such notice, provide notice to Landlord directing Landlord to commence such Contest in connection with such calendar year, and Landlord shall at all times in connection with any such Contest act in good faith and shall use commercially reasonable efforts to achieve an outcome that is reasonably acceptable to both Landlord and Tenant. In the event Tenant elects to request Landlord initiate such a Contest, Tenant shall be solely responsible for the entirety of each and every cost and expense incurred in connection therewith (provided that Tenant shall be entitled to reimbursement of the direct third party costs of such Contest from any tax savings resulting from the Contest), and further shall indemnify and hold Landlord and the Buildings harmless from and against any resulting increase in Real Estate Taxes resulting from such Contest [which amount shall be paid by Tenant to Landlord within thirty (30) days after the completion of such Contest and in any event prior to the due date thereof].

The foregoing indemnification obligation shall survive the termination of this Lease. Subject to Landlord’s commercially reasonable efforts as set forth above, the manner, method, ultimate disposition of and expenses incurred in connection with any such Contest, as well as the ultimate determination of whether to commence a Contest, shall be subject to the approval of Landlord. In connection with any Contest, at Tenant’s request, Landlord and Tenant will confer with each other on all matters of material significance in connection therewith.

10.7 Real Estate Tax Refund. If Real Estate Taxes paid during any calendar year shall be decreased or refunded to Landlord in whole or in part for any reason whatsoever (including a refund that takes the form of a credit by the relevant taxing authority against the following year’s Real Estate Taxes), then Landlord shall promptly refund to Tenant Tenant’s Share (for the year to which such decrease or refund relates) of such decrease or refund (allocated in the case of special assessments to the applicable portion of the Term of this Lease) or, if the Term of this Lease has not expired, credit such refund to Tenant against the next installments of Tenant’s Share of Increases in Real Estate Taxes coming due hereunder.

11.	ADDITIONAL PROVISIONS; OPERATING COSTS AND REAL ESTATE TAXES.

11.1 Partial Year; End of Term. To the extent that a more accurate method of allocating same cannot be implemented by Landlord, Tenant’s Share of Operating Costs and Real Estate Taxes for any partial calendar year shall be determined by multiplying the amount of Tenant’s Share thereof for the full calendar year by a fraction, the numerator of which is the number of days during such partial year falling within the Term and the denominator of which is 365. If this Lease terminates on a day other than the last day of a calendar year, the amount of any adjustment to Tenant’s Share of Real Estate Taxes with respect to the year in which such termination occurs shall be prorated on the basis which the number of days from January 1 of such year to and including such termination date bears to 365; and any amount payable by Landlord to Tenant or Tenant to Landlord with respect to such adjustment shall be payable within thirty (30) days after delivery by Landlord to Tenant of the applicable Expense Statement and Tax Statement with respect to such year.

11.2 Other Taxes. In addition to Tenant’s Share of Operating Costs and Real Estate Taxes, Tenant shall pay, prior to delinquency, all personal property taxes payable with respect to all property of Tenant located in the Premises.

11.3 Covenant Regarding Timely Payment of Operating Costs and Real Estate Taxes. Landlord covenants to pay all Operating Costs and Real Estate Taxes before the same become delinquent, subject to Tenant’s obligation to make the payments contemplated by Section 9 and Section 10, above, in a timely fashion.

11.4 Contesting Real Estate Taxes. Landlord will have the right to employ a tax consulting firm to attempt to assure a fair tax burden on the Project, provided Landlord will use reasonable efforts to minimize the cost of such service. The reasonable cost of such service shall be included in the Real Estate Taxes hereunder in the year same were incurred or paid, at Landlord’s election. Additionally, during any such period, Landlord shall have the right, in its reasonable judgment, to contest any tax assessment, valuation or levy against the Project, and to retain legal counsel and expert witnesses to assist in such contest and otherwise to incur expenses in such contest, and any reasonable fees, expenses and costs incurred by Landlord in contesting any assessments, levies or tax rate applicable to the Project, whether or not such contest is successful, shall be included in Real Estate Taxes as set forth above.

11.5 Arbitration. Disputes regarding Operating Costs, Real Estate Taxes, and any audit thereof, shall be subject to arbitration in accordance with the provisions of Section 49 hereof.

12.	TENANT’S INSURANCE.

12.1 Coverage Requirements. Tenant shall during the Term of this Lease, procure at its expense and keep in force the following insurance:

(A) Commercial general liability insurance including Landlord and Landlord’s managing agent and any Landlord mortgagee as additional insureds against claims for bodily injury and property damage occurring in or about the Premises or any appurtenances thereto. Such insurance shall be written on an “Occurrence Form” and shall include, without limitation, blanket contractual liability recognizing provisions of this Lease, broad form property damage, coverage for independent contractors, personal injury liability and coverage for hired auto and non-ownership auto liability if not covered in a separate business auto policy. Such insurance shall be primary and not contributing to any insurance available to Landlord and Landlord’s insurance shall be in excess thereto. Such insurance shall have a limit of not less than Two Million Dollars ($2,000,000.00) per occurrence with a Five Million Dollars ($5,000,000.00) general aggregate and Five Million Dollars ($5,000,000.00) excess umbrella coverage. In no event shall the limits of such insurance be considered as limiting the liability of Tenant under this Lease;

(B) Personal property insurance insuring all equipment, trade fixtures, inventory, fixtures and personal property located within the Premises (excluding leasehold improvements, which shall be insured by and remain the property of Landlord). Such insurance shall be written on a replacement cost basis in an amount equal to one hundred percent (100%) of the full replacement value of the aggregate of the foregoing, subject to any commercially reasonable deductibles; and

(C) Workers’ compensation and occupational disease insurance, employee benefit insurance and any other insurance in the statutory amounts required by the laws of the State where the operations are to be performed with broad-form all-states endorsement. Employer’s liability insurance with a limit of One Million Dollars ($1,000,000.00) for each accident.

12.2 Rating; Certificates; Cancellation. The policies required to be maintained by Tenant shall be with companies rated A-III or better in the most current issue of Best’s

Insurance Reports. Insurers shall be licensed or authorized to do business in the Commonwealth of Virginia and domiciled in the USA. Any deductible amounts under any insurance policies required hereunder shall be commercially reasonable. Certificates of insurance shall be delivered to Landlord prior to the Commencement Date and annually thereafter within five (5) business days after renewal coverage has been bound and not later than the expiration date of any then currently applicable policy(ies). Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage in the amounts required above to the Premises and to Landlord as required by this Lease. Each policy of insurance shall provide that the insurance carrier endeavor to provide notification to Landlord and any mortgagee(s) of Landlord at least thirty (30) days prior to any cancellation or modification to reduce the insurance coverage [except ten (10) days notice with respect to cancellation for nonpayment of premium].

12.3 Other. In the event Tenant does not purchase the insurance required by this Lease or keep the same in full force and effect, and the same is not corrected within one (1) business day following written notice thereof from Landlord to Tenant, then Landlord may, but shall not be obligated to, purchase the necessary insurance and pay the premium therefore. Tenant shall repay to Landlord, as Additional Rent, any and all reasonable expenses (including attorneys’ fees) and damages which Landlord may sustain by reason of the failure of Tenant to obtain and maintain insurance.

13.	LANDLORD’S INSURANCE.

13.1 Coverage. At all times during the Lease Term, Landlord will maintain, the cost of which shall be reimbursable as an Operating Cost hereunder, (a) fire and extended coverage insurance covering the Project, including, without limitation, all leasehold improvements within the Premises, except leasehold improvements constructed by Tenant at its expense after completion of the Leasehold Work, in an amount equal to one hundred percent (100%) of the replacement value thereof, (b) primary and non-contributory public liability and property damage insurance in such amounts as Landlord deems reasonable from time to time, but in no event less than Five Million Dollars ($5,000,000.00), and (c) rent loss insurance for all Rent hereunder for a period of not less than twelve (12) months. Landlord shall also have the right to obtain such other types and amounts of insurance coverage on the Building and Landlord’s liability in connection with the Building as are customary or advisable for a comparable office project in the Fairfax, Virginia area, as determined by Landlord in Landlord’s reasonable judgment.

13.2 Rating; Certificates; Cancellation. The policies required to be maintained by Landlord shall be with companies rated A-X or better in the most current issue of Best’s Insurance Reports. Insurers shall be licensed to do business in the Commonwealth of Virginia and domiciled in the USA. Any deductible amounts under any insurance policies required hereunder shall be commercially reasonable, in Landlord’s reasonable judgment. Landlord shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Project and to Tenant as required by this Lease.

14.	DAMAGE AND DESTRUCTION.

14.1 Damage Repair.

14.1.1 If the Premises or the Building, or access to the Premises, shall be destroyed or rendered untenantable, either wholly or in part, by fire or other casualty, then Landlord shall, within thirty (30) days after the date of such casualty, provide Tenant with a good faith written estimate prepared by an independent architect selected by Landlord (the “Estimate”) of how long it will take to repair or restore the Premises.

14.1.2 If neither party elects to terminate this Lease in accordance with the terms hereof following any casualty, then Landlord shall commence promptly and diligently prosecute to completion the restoration of the Premises to their previous condition (including, without limitation, all leasehold improvements that have been made to the Premises by Landlord), subject to Force Majeure as defined herein (not to exceed 90 days) and delays caused by Tenant; and commencing as of the date of the casualty (or such later date as Tenant ceases use of the Premises) and continuing until substantial completion of such restoration, the Base Rent and Additional Rent shall be abated in the same proportion as the untenantable portion of the Premises bears to the whole thereof, and this Lease shall continue in full force and effect.

14.1.3 If (a) fifty percent (50%) or more of the rentable area of the Building is damaged or rendered untenantable (herein, a “Major Casualty”), and (b) Landlord’s independent architect estimates within the Estimate that Landlord will require in excess of three hundred sixty-five (365) days after the date of the casualty to fully repair or restore the Building in accordance herewith, then, within thirty (30) days after Landlord delivers Tenant the Estimate, Landlord and Tenant shall each have the right to terminate this Lease by written notice to the other, which termination shall be effective as of the date of such notice of termination (or such later date as Tenant vacates the Premises), and all liabilities and obligations of Landlord and Tenant thereafter accruing shall terminate and be of no legal force and effect except as otherwise specifically set forth herein. Neither Landlord nor Tenant shall have any right to terminate this Lease on account of a casualty that is not a Major Casualty. The parties agree that in the event of a termination related to a Major Casualty, either party, by written notice to the other within ten (10) business days after the date that either party so terminates this Lease, may also terminate the Lease between Landlord and Tenant dated September 17, 2009 with respect to approximately 53,157 rentable square feet in the Building at 9300 and 9302 Lee Highway.

14.1.4 If neither party elects to terminate the Lease and Landlord fails or declines to exercise any other termination right pursuant to this Section 14, Landlord will use commercially reasonable efforts to commence and complete its restoration of the affected portions of the Premises promptly, and in the event Landlord is unable to complete such restoration within three hundred sixty five (365) days after the date of the casualty (or such longer period as was referenced in the Estimate, if applicable), as such period may be extended due to Force Majeure (not to exceed ninety (90) days) or due to any Tenant Delays (as such term is defined in Exhibit C hereof, and not limited as to the number of days) then within thirty (30) days after the expiration of such period (but in all events prior to the date Landlord completes its restoration of the Premises), Tenant shall again have the right to terminate this Lease upon thirty (30) days prior written notice to Landlord; provided, however, that if Landlord substantially completes such restoration prior to the end of the thirty (30) day notice period, Tenant’s notice of termination shall be deemed rescinded and ineffective for all purposes, and this Lease shall continue in full force and effect. The provisions of this Section are in lieu of any statutory termination provisions allowable in the event of casualty damage.

14.1.5 If at any time in the course of its restoration of damaged portions of the Premises, Landlord believes in good faith that the original Estimate is no longer accurate for reasons other than Force Majeure (in which event the provisions of Section 14.1.4 shall control), Landlord shall deliver a revised Estimate to Tenant of the additional time period which Landlord’s independent architect believes will be required to fully repair or restore the Premises in accordance herewith, and, unless Tenant terminates this Lease by written notice to Landlord within ten (10) business days after its receipt of such revised Estimate from Landlord, Tenant shall be deemed to have agreed that, for all purposes of this Section 14.1.5, the three hundred sixty-five (365) day time limit otherwise imposed upon completion of Landlord’s restoration of the damaged portions of the Premises shall be extended by the number of additional days needed to complete as estimated by Landlord within such revised Estimate. If Tenant elects to terminate this Lease as to the damaged Building after receiving such a revised Estimate from Landlord, as aforesaid, such termination shall be effective as of the date of such notice of termination, and all liabilities and obligations of Landlord and Tenant thereafter accruing hereunder with respect to such Building shall terminate and be of no legal force and effect except as otherwise specifically set forth herein.

14.2 Reconstruction. If all or any portion of the Premises is damaged by fire or other casualty and this Lease is not terminated in accordance with the provisions hereof, then all insurance proceeds under the policy referred to in Section 13.1 hereof that are recovered by Landlord on account of any such damage by fire or casualty shall be made available for the payment of the cost of repair, replacing and rebuilding.

14.3 Business Interruption. Other than rental abatement as and to the extent provided in Section 14.1, no damages, compensation or claim shall be payable by Landlord for inconvenience or loss of business arising from interruption of business, repair or restoration of the Building or Premises.

14.4 Repairs. Landlord’s repair obligations, should it elect to repair, shall be limited to the base Building, Common Areas and all leasehold improvements initially performed by Landlord to and within the Premises. Landlord shall use reasonable efforts to commence such repairs and restorations within a reasonable period, and to complete such repairs within the time frames referenced in Section 14.1, above. Tenant acknowledges that any such repairs or restorations shall be subject to applicable laws and governmental requirements, any disbursement requirements imposed by Landlord’s mortgagee (if any), and to delay in the process of adjusting any insurance claim associated therewith; and delays resulting from any of the foregoing shall constitute a “Force Majeure” hereunder, shall not in any event constitute a breach of this Lease by Landlord, and shall extend the time for completing such restoration as long as Landlord uses reasonable efforts to commence and complete such repairs and restorations in a timely fashion.

14.5 End of Term Casualty. Anything herein to the contrary notwithstanding, if more than thirty percent (30%) of the Premises is destroyed or damaged during the last eighteen (18) months of the Lease Term, then either Landlord or Tenant shall have the right to terminate this Lease upon thirty (30) days prior written notice to the other, which termination shall be effective on the thirtieth (30th) day after the other party’s receipt of such notice. Such notice must be delivered within thirty (30) days after such casualty, or shall be deemed waived; provided, however, that Tenant may revoke such termination notice, and request Landlord to restore the Premises in accordance with the remaining provisions of this Section 14, by exercising any renewal option provided herein, if any.

15.	MACHINERY AND EQUIPMENT; ALTERATIONS AND ADDITIONS; REMOVAL OF FIXTURES.

15.1 Tenant shall not place a load upon the floor of the Premises which exceeds the maximum live load per square foot for the Building (which is 80 lbs/sf) without Landlord’s prior written consent. Landlord acknowledges that Tenant’s current use of the Premises does not exceed the Building’s maximum live load per square foot. Tenant will not install or operate in the Premises any electrical or other equipment requiring any changes, replacements or additions to any base building system, without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed (and if such consent is granted Tenant shall be responsible for the costs of such changes, replacements or additions).

15.2 Tenant shall not make or allow to be made any alterations, additions or improvements to or on the Premises which affect any structural or building system components of the Premises or which, under applicable codes, rules and/or regulations require any building electrical, plumbing or other permit, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant shall have the right to make any other alterations, repairs, additions or improvements in or to the Premises without Landlord’s prior written consent provided Tenant provides Landlord with prior written notice thereof; provided, however that no exterior modification shall be made in any event without Landlord’s prior written consent in all cases. Any such alterations, additions or improvements, including, but not limited to, wall covering, paneling and built-in cabinet work, shall be made at Tenant’s sole expense (and, with respect to structural alterations, according to plans and specifications approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed), in compliance with all applicable laws, by a licensed contractor, and in a good and workmanlike manner conforming in quality and design with the Premises existing as of the Commencement Date, and shall at once become a part of the realty and shall be surrendered with the Premises (except as provided in Section 15.3, below). Tenant shall have the right to use its own vendors to perform alterations to the Premises, subject to Landlord’s reasonable prior approval in cases where the underlying alteration requires Landlord’s consent hereunder. Notwithstanding anything herein to the contrary, Tenant shall not be required to obtain Landlord’s consent to (a) install conduit, cabling and/or wiring within the Premises, or (b) paint, carpet or decorate (“Permitted Alterations”). If, Landlord fails, within ten (10) business days of its receipt of Tenant’s request for consent to or approval of any alterations, plans, specifications, contractors, subcontractors, or any other submission made pursuant to this Section 15 that requires Landlord’s consent or approval, to notify Tenant that Landlord withholds such consent or approval (including therewith a statement identifying its reasons therefor with reasonable specificity), then Tenant shall have the right to give Landlord a second (2nd) written notice requesting consent to the proposed alterations, which notice shall (in addition to again requesting such consent) contain a sentence stating “LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE BUSINESS DAYS AFTER LANDLORD’S RECEIPT HEREOF SHALL CONSTITUTE LANDLORD’S CONSENT TO THE PROPOSED ALTERATIONS”, and, in the event that Landlord fails to respond to such second (2nd) notice within five (5) business days after Landlord’s receipt thereof, then Landlord shall be deemed to have consented to the proposed alterations; provided in no event shall Landlord be deemed to consent to any alteration or modification which, in Landlord’s good faith opinion, materially and adversely affects any Building structure or Building systems. Landlord shall reasonably cooperate, at Tenant’s expense, with Tenant’s efforts to obtain any necessary permits or licenses and shall execute any applications or other documents required by Law or any governmental agency to be executed by the building owner (at no out-of-pocket cost or liability to Landlord).

15.3 Landlord, at the time Tenant requests Landlord’s approval of any Alteration, may elect to require Tenant to remove all or any part of the alterations made by Tenant subsequent to the Commencement Date if (x) the alterations constitute inter- floor slab openings or raised computer floors or (y) Landlord notifies Tenant in writing that Landlord will require the removal and restoration of any alterations at the time Landlord consents to the alterations (with respect to alterations for which Landlord’s consent is required pursuant to this Lease) or within a reasonable period [not to exceed fifteen (15) days] after Tenant’s written request for such determination (with respect to other alterations), as applicable; provided, however, that Landlord shall not have the right to require the removal of a particular alteration unless it is customary for landlords of comparable office buildings in Fairfax, Virginia to require tenants to remove and restore the same; provided further, however, that Landlord always shall have the right to require the removal of inter-floor slab openings and raised computer floors. Removal of Tenant’s alterations shall be at Tenant’s cost and expense, and Tenant shall, at its cost and expense, repair any damage to the Premises or the Building caused by such removal. The foregoing notwithstanding, Landlord shall not have the right to require removal of (i) any alterations or improvements that exist in the Premises as of the Commencement Date or (ii) any data and telecommunication cabling located in the Premises, Sublease Space or Additional Premises if at the time any such space was delivered to Tenant, any data and telecommunication cabling was located in such space.

15.4 Tenant shall remove any of its movable property, trade fixtures and roof devices. Tenant shall pay Landlord any damages for injury to the Premises or Building resulting from such removal. All items of Tenant’s personal property that are not removed from the Premises or the Building by Tenant at the termination of this Lease shall be deemed abandoned and become the exclusive property of Landlord, without further notice to or demand upon Tenant. Tenant’s obligations under these Sections 15.2, 15.3 and 15.4 shall survive the expiration or termination of this Lease. If the Premises are not surrendered as and when aforesaid, Tenant shall indemnify Landlord against all claims, losses, costs, expenses (including reasonable attorneys’ fees) and liabilities resulting from the delay by Tenant in so surrendering the same, including without limitation any claims made by any succeeding occupant founded on such delay. Tenant’s obligations under Section 15 shall survive the expiration or termination of this Lease.

15.5 Notwithstanding anything herein to the contrary, Landlord shall be entitled to charge Tenant an oversight fee in connection with any alterations, additions and/or improvements to the Premises (subsequent to the Leasehold Work) for which a building permit is required in an amount equal to one half percent ( 1/2%) of the actual hard costs thereof.

16.	ACCEPTANCE OF PREMISES.

Landlord shall tender, and Tenant shall accept possession of, the Premises in its current as-is condition, provided the same does not obviate the terms of Exhibit C-1 attached hereto.

17.	TENANT IMPROVEMENTS.

The provisions governing improvements to the Premises are set forth in Exhibits C-1 (Base Building Capital Improvements) and C-2 (Leasehold Work) attached hereto.

18.	ACCESS.

18.1 Subject to the restrictions set forth below, Tenant shall permit Landlord and its agents to enter the Premises at all reasonable times to inspect the same; to show the Premises during the last eighteen (18) months of the Term to prospective tenants, or interested parties such as prospective lenders and purchasers; to exercise its rights under Section 48; to clean, repair, alter or improve the Premises or the Building; to discharge Tenant’s obligations when Tenant has failed to do so within a reasonable time after written notice from Landlord; to post notices of non-responsibility and similar notices. Tenant shall permit Landlord and its agents to enter the Premises at any time in the event of an emergency. When reasonably necessary in connection with an emergency, Landlord may temporarily close entrances, doors, corridors, elevators or other facilities without liability to Tenant by reason of such closure. In exercising the foregoing rights, Landlord shall use reasonable efforts to minimize any disruption to Tenant’s business. Landlord shall coordinate any entry into the Premises with Tenant’s facilities supervisor at least 24 hours in advance (except in cases of emergency involving fire or other casualty, or other risk of injury or death to persons), and Landlord acknowledges that Tenant may require

Landlord and its agents to be accompanied by a representative of Tenant for security purposes upon Landlord’s entry to the Premises (other than in cases of emergency involving fire or other casualty, or other risk of injury or death to persons) for legitimate, documented security purposes. Tenant shall supply Landlord with telephone numbers for Tenant’s facilities supervisor so that Landlord will be able to comply with established security procedures to the extent feasible under the circumstances in the event Landlord requires immediate access to the Premises to cure any emergency situation. In the event Tenant, though no act or omission of its own, is deprived of access to the Premises as a result of Landlord’s closure of all access to the Building or Premises for a period exceeding three (3) business days (other than in an Emergency Situation or to undertake Emergency Repairs), and as a result thereof Tenant is unable to and does not in fact occupy or conduct business from any applicable portion of the Premises, then from and after such date and until the restoration of access to the Building and/or Premises, as applicable, Tenant shall be entitled to abate its Rent obligations hereunder.

18.2 Notwithstanding anything in this Lease to the contrary, Landlord acknowledges and agrees that due to the nature of Tenant’s business, certain areas of the Premises, as reasonably designated by Tenant from time to time, may be secured and Landlord and Landlord’s agents, contractors and employees and others not possessing the required security clearances will not be permitted access to such areas. To the extent that access to any such areas is prohibited or unreasonably restricted by Tenant, Landlord shall have no obligation to maintain or repair such areas of the Premises, and Tenant does hereby indemnify and hold Landlord harmless from and against any loss, cost, damage or liability, including from any damage to the Building, resulting from Landlord’s inability to access such areas. The foregoing notwithstanding, in the event of an Emergency Situation or in the event of the requirement for Emergency Repairs Landlord shall be entitled to immediate access to such areas irrespective of and notwithstanding the foregoing.

18.3 All work performed by Landlord under this Section 18 shall be done as promptly as reasonably possible and so as to cause as little interference to Tenant as reasonably possible. Further, in connection with any work performed by Landlord in the Premises pursuant to this Section 18, Landlord shall clean up all areas being utilized for such work and promptly after the completion of its work, restore or repair any damage to the Premises and any of Tenant’s property therein as may have been affected by the performance of such work to the condition existing prior to the performance of such work.

19.	MUTUAL WAIVER OF SUBROGATION.

19.1 Tenant. Notwithstanding anything to the contrary in this Lease, whether the loss or damage is due to the negligence of Landlord or Landlord’s agents or employees, or any other cause, Tenant hereby releases Landlord and Landlord’s agents and employees from responsibility for and waives its entire claim of recovery for (i) any and all loss or damage to the personal property of Tenant located in the Project, arising out of any of the perils which are covered by Tenant’s property insurance policy, with extended coverage endorsements which Tenant is required to obtain under the applicable provisions of this Lease, whether or not actually obtained, and (ii) loss resulting from interruption to Tenant’s business at the Premises.

19.2 Landlord. Notwithstanding anything to the contrary in this Lease, whether the loss or damage is due to the negligence of Tenant or Tenant’s agents or employees, or any other cause, Landlord hereby releases Tenant and Tenant’s agents and employees from responsibility for and waives its entire claim of recovery for any and all loss or damage to the Building or any personal property of Landlord located about the Project and the Building generally and all property attached thereto (excluding any such property required to be insured by Tenant hereunder), arising out of any of the perils which are covered by Landlord’s property insurance policy which Landlord is required to obtain under the applicable provisions of this Lease, whether or not actually obtained.

19.3 Carriers. Landlord and Tenant shall each cause its respective insurance carrier(s) to consent to such waiver of all rights of subrogation against the other, and to issue an endorsement to all policies of insurance obtained by such party confirming that the foregoing release and waiver will not invalidate such policies.

20.	INDEMNIFICATION.

20.1 Subject to the provisions of Section 19 hereof and other provisions of this Lease, Tenant shall indemnify and hold harmless Landlord, its agents, employees, officers, directors, partners and shareholders from and against any and all third party claims, liabilities, judgments, demands, causes of action, claims, losses, damages, costs and expenses, including reasonable attorneys’ fees and costs, arising out of such third party claims, to the extent arising out of (i) the use and occupancy of the Premises by Tenant, its officers, contractors, licensees, agents, servants, employees, guests, invitees, visitors, assignees or subtenants; and/or (ii) the negligence or willful misconduct of Tenant, its officers, contractors, licensees, agents, servants, employees, guests, invitees, visitors, assignees or subtenants, in or about the Project; provided that this indemnity shall not apply to any loss, damage, liability or expense resulting from injuries to third parties caused by the negligence or willful misconduct of Landlord, or its officers, contractors, licensees, agents, employees or invitees. Tenant shall not be responsible or liable for any claims for the interruption of or loss to Landlord’s business, nor any other consequential or indirect damages on account of or in connection with the indemnifications set forth above.

20.2 Subject to the provisions of Section 20 hereof and other provisions of this Lease, Landlord shall indemnify and hold harmless Tenant, its agents, employees, officers, directors, partners and shareholders from and against any and all third party claims, liabilities, judgments, demands, causes of action, claims, losses, damages, costs and expenses, including reasonable attorneys’ fees and costs, arising out of such third party claims, to the extent arising out of (i) the use and occupancy of the Common Areas by Landlord, its officers, contractors, licensees, agents, servants, employees, guests, invitees or assignees, and/or (ii) the negligence or willful misconduct of Landlord, its officers, contractors, licensees, agents, servants, employees, guests, or visitors, in or about the Project; provided that this indemnity shall not apply to any loss, damage, liability or expense resulting from injuries to third parties caused by the negligence or willful misconduct of Tenant, or its officers, contractors, licensees, agents, employees or invitees. Landlord shall not be responsible or liable for any claims for the interruption of or loss to Tenant’s business, nor any other consequential or indirect damages on account of or in connection with the indemnifications set forth above.

20.3 The indemnifications set forth in this Section 20 shall survive termination of this Lease.

21.	ASSIGNMENT AND SUBLETTING.

21.1 Consent Required. Subject to the terms of this Section 21 and except as permitted in accordance with Section 21.4 below, Tenant shall not assign, encumber, mortgage, pledge, license, hypothecate or otherwise transfer the Premises or this Lease, or sublease all or any part of the Premises, or permit the use or occupancy of the Premises by any party other than Tenant, without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed, as more fully set forth below.

21.2 Procedure.

21.2.1 Tenant must request Landlord’s consent to any such assignment, sublease or other transfer in writing at least fifteen (15) days prior to the commencement date of the proposed sublease or assignment, which written request (a “Proposal Notice”) must include (1) the name and address of the proposed assignee or subtenant, (2) the nature and character of the business of the proposed assignee or subtenant, (3) financial information (including financial statements to the extent readily available) of the proposed assignee or subtenant, (4) the proposed effective date of the assignment or sublease, which shall be not less than fifteen (15) days thereafter, and (5) a copy of the proposed sublease or assignment agreement. Tenant shall also provide any additional information Landlord reasonably requests regarding a proposed assignment of the Lease or a proposed subletting. Within ten (10) days after Landlord receives Tenant’s Proposal Notice (with all required information included), but subject to Section 21.5, below, Landlord shall have the option (i) to grant its consent to such proposed assignment or subletting, (ii) to deny its consent to such proposed assignment or subletting on a reasonable basis in accordance with the provisions of Section 21.1 above, or (iii) subject to the terms of Section 21.5 to notify Tenant that Landlord shall recapture that portion of the Premises for which consent to such proposed assignment or subleasing has been requested pursuant to the Proposal Notice (provided that such recapture right shall be applicable only in the event that Tenant’s has sublet and/or assigned, in the aggregate inclusive of the space to be sublet or assigned pursuant to the Tenant’s Proposal Notice, in excess of fifty percent (50%) of rentable square footage of the Premises). If Landlord does not provide notice to Tenant of the Landlord’s exercise of one of the above options (or the recapture right set forth in Section 21.5 below, in the event Landlord exercises option “iii” above) within ten (10) business days after Landlord receives such Proposal Notice, then Tenant may assign or sublease the Premises upon the terms stated in the Proposal Notice.

21.2.2 Without limitation, it shall not be unreasonable for Landlord to withhold its consent to a proposed subletting or assignment if the proposed subtenant or assignee (1) proposes to use the Premises for a purpose that is not a Permitted Use or (2) has a history of landlord/tenant, debtor/creditor or other contractual problems (such as, but not limited to, defaults, evictions, or enforcement litigation) with Landlord and/or (3) enjoys or is entitled to sovereign or diplomatic immunity.

21.3 Conditions. Any subleases and/or assignments hereunder are also subject to all of the following terms and conditions:

21.3.1 Provided that and only if Landlord’s consent is required for an assignment or sublease as herein provided, then, if Landlord approves such an assignment or sublease, Tenant shall pay to Landlord, as Additional Rent due under this Lease, (i) in the case of an assignment, fifty percent (50%) of the amount, if any, by which the rent, any additional rent and any other sums payable by the Assignee to Tenant under the assignment exceed the Base Rent plus Tenant’s Share of Expense Increases and Tenant’s Share of Tax Increases payable by Tenant, calculated after Tenant has recovered from such consideration its “Transaction Expenses” (as hereafter defined), and (ii) in the case of a sublease, fifty percent (50%) of the amount, if any, by which the rent, any additional rent and any other sums payable by the subtenant to Tenant under such sublease, exceeds that portion of the Base Rent plus Tenant’s Share of Expense Increases and Tenant’s Share of Tax Increases payable by Tenant hereunder which is allocable to the portion of the Premises which is the subject of such sublease, calculated after Tenant has recovered its Transaction Expenses from such net amount. The term “Transaction Expenses” shall mean all reasonable and actual out-of-pocket expenses incurred by Tenant in procuring such assignment or sublease, in payment of broker fees and legal fees (if any) paid by Tenant, any improvements which Tenant makes to the applicable portion of the Premises at Tenant’s expense in connection with such assignment or sublease, any improvement or construction allowance provided by Tenant, the then depreciated book value of any of Tenant’s furniture, furnishings or equipment conveyed to the subtenant or assignee as part of the sublease or assignment, any rent abatement, and any buy-out of the assignee’s or sublessee’s existing lease paid for by Tenant as a part of such transaction. The foregoing payments shall be made on not less than a monthly basis by Tenant (in the case of subleases) and in all cases within ten (10) business days after Tenant receives the applicable consideration from the assignee or subtenant.

21.3.2 No consent to any assignment, sublease or other transfer shall constitute a further waiver of the provisions of this Section, and all subsequent assignments, subleases or other transfers may be made only with the prior written consent of Landlord (if required hereunder). In no event shall any consent by Landlord be construed to permit reassignment, re-subletting or retransfer by a permitted assignee, sublessee or other transferee without obtaining Landlord’s prior consent (to the extent Landlord’s consent is required hereunder), which consent shall not be unreasonably withheld, conditioned or delayed.

21.3.3 The assignee under any assignment of this Lease shall be fully (and, at Landlord’s option, directly) liable for all of the obligations of “Tenant” accruing under this Lease after such assignment, on a joint and several basis with Tenant. Tenant shall nevertheless remain fully liable to Landlord for all Lease obligations, including those accruing after the effective date of such assignment.

21.3.4 Any sublease or assignment shall be subject to the condition that the sublessee or assignee thereunder shall be bound by all of the terms, covenants and conditions of this Lease (in the case of a sublease, insofar as such terms, covenants and conditions relate to the portion of the Premises subleased and/or the operations and conduct of business by the sublessee).

21.3.5 Without limitation, any and all guaranties of this Lease shall be unaffected by such sublease and assignment, and shall remain in full force and effect for all purposes.

21.3.6 Any assignment or sublease without Landlord’s prior written consent (if such consent is required as herein provided) shall be void, and shall, at the option of the Landlord, constitute a default under this Lease.

21.3.7 For any assignment or sublease which requires Landlord’s consent (as herein provided), Tenant shall pay to Landlord a processing fee of Five Hundred Dollars ($500.00) which shall accompany any proposed assignment or sublease delivered by Tenant to Landlord, and which processing fee shall be in addition to Landlord’s reasonable attorney’s fees incurred in connection with Landlord’s review of such sublease or assignment (if any), which shall also be reimbursed by Tenant which legal fees shall not exceed the sum of Two Thousand and 00/100 Dollars ($2,000.00) in any one instance.

21.4 Transfers Without Landlord Consent.

21.4.1 Notwithstanding anything to the contrary contained in this Lease, provided such transfer is not effectuated as part of a transaction or series of transfers orchestrated in order to effect a transfer of this Lease (or Tenant’s interest herein) in violation of the terms of this Lease, Tenant shall not be required to obtain Landlord consent (but shall notify Landlord not less than 10 days after the effective date thereof) of any sublease, assignment or other transfer of this Lease to any other entity (i) which controls or is controlled by Tenant, or (ii) which is under common control with Tenant, or (iii) which purchases all of the assets or ownership interests of Tenant or Tenant’s parent, or (iv) which merges with Tenant or Tenant’s parent pursuant to a valid statutory merger; provided, that (a) except in the case of a statutory merger, Tenant (as well as any surviving or successor entity) shall continue to remain fully liable under the Lease, on a joint and several basis with the assignee or acquirer of such assets, (b) any guarantees of this Lease shall remain in full force and effect unaffected thereby, and (c) following such sublease or assignment, Tenant or such assignee, as the case may be, shall continue to comply with all of its obligations under this Lease, including with respect to its Permitted Use of the Premises, as set forth in Section 4.1, above. Notwithstanding anything to the contrary, (a) if the Tenant or its parent is a publicly traded entity there shall be no restrictions or conditions hereunder applicable to the transfer of any stock or ownership interests of Tenant, and (b) the provisions of Sections 21.3.1 and 21.5 of this Lease shall not be applicable to any transaction that is governed by the provisions of this Section 21.4.1.

21.4.2 Tenant shall not transfer all or substantially all of its assets to any person or entity unless either (i) this Lease is one of the assets so transferred to such other person or entity, and the transferee assumes in writing, for Landlord’s benefit, the obligations of Tenant accruing hereunder from and after the effective date of the transfer, or (ii) the transferee(s) thereof otherwise delivers to Landlord a written assumption of Tenant’s obligations hereunder.

21.4.3 Notwithstanding any provision of this Lease to the contrary, (a) Tenant shall be entitled, without the consent of Landlord (but with prior notice to Landlord and otherwise in compliance with the remaining terms of this Section 21) to (1) sublet from time to time portions of the Premises, to its corporate subsidiaries, affiliates, client and business partners or (2) on a hourly or day-to-day irregular basis permit the use of the auditorium, conference rooms and break-out rooms by third parties, and (b) the provisions of Section 21.3.1 and 21.5 of this Lease shall not be applicable to any transaction that is governed by the provisions of this Section 21.4.3.

21.5 Right of Termination. Except for any assignment or sublease permitted pursuant to Section 21.4, above, in the event of a proposed assignment of this Lease, or any proposed sublease of all or a portion of the Premises, which encompasses, when combined with all space within the Premises previously sublet, in excess of fifty percent (50%) of the rentable area within the Premises (exclusive of any sublease or assignment that is entered into by Tenant which does not require Landlord’s consent), Landlord shall have the right, by notice to Tenant delivered within ten (10) business days after Landlord’s receipt of Tenant’s Proposal Notice (and in lieu of the granting or denial of consent provided for in Section 21.2, above), to terminate this Lease as to all of the Premises (in the event of an assignment) or as to only the proposed subleased portion of the Premises only (in the event of a sublease), in each case for the balance of the Term. In the event Landlord shall elect to terminate this Lease in connection with a proposed assignment or sublease of this Lease as provided above in whole or in part (as the case may be): (a) this Lease and the term hereof shall terminate (either as to the Premises as a whole, or only as to the portion thereof which Tenant is proposing to sublease, as the case may be) as of the later of (i) the proposed effective date of such assignment or sublease, as set forth in Tenant’s Proposal Notice, or (ii) thirty (30) days after the date Landlord received Tenant’s Proposal Notice; (b) Tenant shall be released from all liability under the Lease (as to the Premises as a whole, in the case of an assignment, or as to the terminated portion of the Premises only, in the case of a partial termination due to sublease) with respect to the period after the date of termination (other than obligations and indemnities of Tenant which accrued with respect to the applicable portion of the Premises prior to the effective date of such termination, which obligations shall expressly survive such termination or partial termination of this Lease); (c) all Base Rent, Additional Rent and other charges shall be prorated to the date of such termination, and appropriately adjusted if there is only a partial termination; (d) upon such termination date, Tenant shall surrender the Premises (or the applicable portion thereof) to Landlord in accordance with Section 26 hereof; and (e) in the case of a partial termination of this Lease, Landlord shall have the right, at Landlord’s sole cost and expense, to separate the portion of the Premises being terminated from the balance of the Premises, including the erection of a demising wall and, to the extent necessary under the circumstances, the separation of any applicable Building systems. The foregoing notwithstanding, in the event following Landlord’s receipt of the Proposal Notice Landlord elects to terminate this Lease or the applicable portion hereof as is set forth above, Tenant shall have the right, within ten (10) business days following Tenant’s receipt of Landlord’s notice of termination, to rescind the Proposal Notice, upon which this Lease shall remain in full force and effect, and the Proposal Notice shall be void ab initio.

22.	SIGNAGE; ADVERTISING.

22.1 Generally. Except as provided below, Tenant shall not display any sign, graphics, notice, picture, or poster, or any advertising matter whatsoever, anywhere in or about the Premises or the Buildings at places visible from anywhere outside of or at the entrance to the Premises without first obtaining Landlord’s written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed; it being agreed that Tenant shall not be required to obtain Landlord’s consent for any sign entirely within the Premises and which is not visible from outside of the Premises. All signage, including interior and exterior signage, shall be at Tenant’s sole expense, and subject to compliance with all applicable laws. Tenant shall be responsible to maintain any permitted signs and remove the same at Lease termination. In addition, upon the expiration or earlier termination of this Lease, all exterior signs identifying Tenant shall be removed by Tenant at Tenant’s sole expense, and the affected portions of the Buildings shall be restored by Tenant. If Tenant shall fail to maintain or remove its signs, as aforesaid, Landlord may, upon ten (10) days prior written notice to Tenant, do so at Tenant’s cost. Tenant shall be responsible to Landlord for any damage caused by the installation, use, maintenance or removal of any such signs. Notwithstanding anything herein to the contrary, Landlord hereby consents to all of Tenant’s signage that exists as of the date of this Lease.

22.2 Signage Program/Permitted Signage.

(a) Lobby and Suite Signage. Notwithstanding anything herein to the contrary, lobby and suite identification signage shall be permitted in accordance with applicable legal requirements and the Landlord’s overall signage program for the Building, subject to Landlord’s approval which shall not be unreasonably withheld, conditioned or delayed. Generally, Tenant shall be permitted (at Tenant’s expense) to install a standard suite entry sign, and directory identification panels on that portion of the Building’s lobby directory located in the main lobby of the Building, commensurate with the relative square footage of the Premises as compared to the square footage of the applicable Building as a whole.

(b) Existing 9300 Signs. Notwithstanding anything herein to the contrary, Landlord hereby approves Tenant’s two (2) existing building signs that are located on the exterior of the 9300 Building (“Existing 9300 Signs”) and agrees that provided that the right to possession of the Premises by Tenant or its “Permitted Transferee” (which for the purposes of this Lease shall mean an assignee approved by Landlord pursuant to the terms of Section 21.2.1 or a transferee under Section 21.4) has not been terminated and Tenant, or its Permitted Transferee continues to lease at least 125,000 rentable square feet within the Project, Tenant may keep and maintain the Existing 9300 Signs throughout the term of the Lease and any extension thereof. If (i) Tenant or its Permitted Transferee no longer leases at least 125,000 rentable square feet in the Project or (ii) if the right to possession of the Premises by Tenant or its Permitted Transferee has been terminated, then Landlord may require that Tenant remove the Existing 9300 Signs.

(c) 9302 Signage. Landlord and Tenant acknowledge and agree that (i) the tenant commonly known as Odin Feldman (“Odin”) has previously been granted rights by Landlord to install a sign on the south side of the 9302 Building and (ii) Odin shall be entitled to maintain said sign in place for as long as the Odin lease remains in effect (including extensions or renewals thereof) (the “Odin Sign”). Tenant shall have the right to place an additional sign [not to exceed one hundred (100%) of the total available signage for the 9302 Building including the Odin Sign] on the north side of the 9302 Building facing I-66.

When the Odin lease expires or is terminated, then provided Tenant (or its Permitted Transferee) leases at least 300,000 rentable square feet of rentable area in the Project, Tenant, at Tenant’s expense, shall have the right to install an exterior sign [not to exceed one hundred (100%) of the total available signage for the 9302 Building] on the south side of the 9302 Building in the area where the Odin Sign is currently located and generally consistent (in location, design, lighting, and materials) with the Odin Sign, which sign shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed. If when the Odin lease expires or is terminated, Tenant (or its Permitted Transferee) does not lease at least 300,000 rentable square feet in the Project, then Landlord shall retain the right to offer signage rights on the south side of the 9302 Building facing Route 29 Lee Highway to the tenant that leases the Odin space.

(d) General. All signage pursuant to the terms of this Section 22 shall be subject to the approval of Landlord, which such approval Landlord agrees not to unreasonably withhold, condition or delay, and to the requirements and limitations set forth in any comprehensive signage plan applicable to the project, as well as all regulations and requirements imposed by Fairfax County and/or the Commonwealth of Virginia. Notwithstanding the foregoing, the signs shown on the renderings or photograph(s) attached on Exhibit N are approved by Landlord provided that such approval does not constitute approval by any governmental agency. Tenant, at its sole cost and expense, shall install, operate, insure, repair and replace (as reasonably required by Landlord) such signs. At the expiration or earlier termination of the Lease Term, Tenant shall cause such signs to be removed and all damage associated therewith to be repaired. Except as set forth herein, Tenant shall not paint, affix or otherwise display any other sign, advertisement or notice within the Premises that is visible from outside the Premises or on any part of the exterior or interior of the Building.

In the event of a transfer of this Lease in accordance with Section 21 hereof, the successor to Tenant shall, subject to all other terms and conditions of this Lease (including the leasing requirements as set forth above) have the right to the signage rights granted to Tenant hereunder, provided that any new signage for such assignee shall be subject to Landlord’s consent as set forth above (as to location, size, color, materials, manner of fixation and other elements).

22.3 In the event Landlord at any time (in Landlord’s sole and absolute discretion) determines to erect a monument sign for the Project, Landlord shall place a sign panel containing Tenant’s name on any such monument signs for the Project. Provided that Tenant is then leasing more rentable square footage in the Project than any other tenant, each sign panel shall be located in the most prominent location on each such sign and shall be of a size equal to or in excess of the sign panel of any other party that is listed on the monument sign.

22.4 Provided that Tenant or its Permitted Transferee is then leasing more rentable square footage in the applicable Building than any other tenant, Tenant shall have the right to install and maintain its sign and a reception desk in the lobby of such Building; provided however that the location, design and materials of such shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed.

22.5 Landlord shall not name either Building after any tenant or occupant of any Building nor shall Landlord publicly advertise that any Building is named after any tenant or occupant of either Building.

23.	LIENS.

Tenant shall keep the Premises and the Building free from any liens arising out of any work performed, materials ordered or obligations incurred by or on behalf of Tenant, and Tenant hereby agrees to indemnify and hold Landlord, its agents, employees, independent contractors, officers, directors, partners, and shareholders harmless from any liability, cost or expense (including attorneys’ fees and defense costs) for or arising from such liens. Tenant shall cause any such lien imposed to be released of record by payment or by bonding over the same within twenty (20) days after written request by Landlord. Tenant shall give Landlord written notice of Tenant’s intention to perform work on the Premises which might result in any claim of lien at least ten (10) business days prior to the commencement of such work to enable Landlord to post and record a Notice of Nonresponsibility or other notice deemed proper before commencement of any such work. If Tenant fails to remove any lien within the prescribed twenty (20) day period, then Landlord may do so at Tenant’s expense and Tenant’s reimbursement to Landlord for such out-of-pocket amount, including reasonable attorneys’ fees, shall be deemed Additional Rent hereunder.

24.	DEFAULT.

24.1 Tenant’s Default. A “Default” under this Lease by Tenant shall exist if any of the following occurs (taking into account the expiration of the notice and cure periods provided for below):

24.1.1 If Tenant fails to pay Base Rent, Additional Rent, timely bond off or pay off any lien pursuant to Section 23 hereof, or to pay any other sum required to be paid hereunder within ten (10) days after written notice from Landlord that such payment was due, but was not paid as of the due date, provided that if Landlord has provided such notice one (1) time in any Lease Year then for the balance of such Lease Year the cure period, rather than ten (10) days, shall be five (5) days; or

24.1.2 If Tenant fails to perform any term, covenant or condition of this Lease except those requiring the payment of money to Landlord as set forth in Section 24.1.1 above, and Tenant fails to cure such breach within thirty (30) days after written notice from Landlord where such breach could reasonably be cured within such thirty (30) day period; provided however that where such default could not reasonably be cured within the thirty (30) day period then Tenant shall not be in Default as long as Tenant promptly after receipt of Landlord’s notice commences the action necessary to cure the breach and diligent and continuously thereafter prosecutes the cure to completion; or

24.1.3 If Tenant shall (i) make an assignment for the benefit of creditors, (ii) acquiesce in a petition in any court in any bankruptcy, reorganization, composition, extension or insolvency proceedings, (iii) seek, consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant and of all or substantially all of Tenant’s property, (iv) file a petition seeking an order for relief under the Bankruptcy Code, as now or hereafter amended or supplemented, or by filing any petition under any other present or future federal, state or other statute or law for the same or similar relief, or (v) fail to win the dismissal, discontinuation or vacating of any involuntary bankruptcy proceeding within sixty (60) days after such proceeding is initiated; or

24.1.4 If Tenant defaults under any other lease or other occupancy agreement between Landlord and Tenant for space in the Buildings (or either of them) which may heretofore or hereafter exist (provided that upon a Tenant default under any such other lease or occupancy agreement beyond applicable notice and cure periods, the same shall be deemed an immediate Default hereunder without the requirement of Landlord providing additional notice or providing Tenant an additional period for cure thereof).

24.2 Remedies. For so long as a Default remains uncured, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law or available in equity or otherwise provided in this Lease, any one or more of which Landlord may resort to cumulatively, consecutively, or in the alternative:

24.2.1 Landlord may continue this Lease in full force and effect, and this Lease shall continue in full force and effect as long as Landlord does not terminate this Lease, and Landlord shall have the right to collect Base Rent, Additional Rent and other charges when due.

24.2.2 Landlord may terminate this Lease, or may terminate Tenant’s right to possession of the Premises, at any time by giving written notice to that effect, in which event Landlord covenants to use commercially reasonable efforts to relet the Premises or any part thereof and mitigate its damages, as more fully set forth herein. Upon the giving of a notice of the termination of this Lease or right to possession of the Premises, Tenant’s obligation to pay Base Rent, Additional Rent, and any damages otherwise payable under this Section 24, shall survive such termination and shall not be extinguished thereby with Tenant remaining liable for all such sums through the original term of the Lease had the Lease or Tenant’s right of possession not been terminated. Upon either such termination, Tenant shall surrender and vacate the Premises in the condition required by Section 26, and Landlord may re-enter and take possession of the Premises and all the remaining improvements or property and eject Tenant or any of the Tenant’s subtenants, assignees or other person or persons claiming any right under or through Tenant or eject some and not others or eject none. This Lease may also be terminated by a judgment specifically providing for termination. Any termination under this Section shall not release Tenant from the payment of any sum then due Landlord or from any claim for damages for Base Rent, Additional Rent or other sum previously accrued or thereafter accruing against Tenant for the balance of the Term (which amounts shall not be subject to acceleration), all of which shall expressly survive such termination. Reletting may be for a period shorter or longer than the remaining Lease Term. No act by Landlord other than giving written notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a constructive or other termination of Tenant’s right to possession or of this Lease, either of which may be effected solely by an express written notice from Landlord to Tenant. On termination, Landlord shall be entitled to recover from Tenant.

24.2.2.1 The worth at the time of award of unpaid Base Rent, Additional Rent and other sums due and payable which had been earned at the time of termination; plus

24.2.2.2 Any other amount necessary to compensate Landlord for all of the out-of-pocket costs incurred on account of Tenant’s failure to perform Tenant’s obligations under this Lease, including, without limitation, any costs or expenses reasonably incurred by Landlord: (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering or rehabilitating the Premises or a portion thereof, including such acts for reletting to a new tenant or tenants; (iii) for leasing commissions; or (iv) for any other costs necessary or appropriate to relet the Premises. To the extent any of such costs are incurred in connection with a lease transaction having a term in excess of the remaining Term hereof, all of the foregoing costs incurred in connection therewith shall be amortized on a straight-line basis over the term of such new lease, assuming equal monthly installments of principal, and Tenant’s liability shall be limited to the amortized portion of the same (i.e., the monthly payments as so determined) falling within the Term hereof.

24.2.2.3 The “worth at the time of award” of the amounts referred to in Section 24.2.2.1 is computed by allowing interest at the Default Rate through the date of payment. In addition to the amounts specified in Section 24.2.2.1 and 24.2.2.2 (or any other portion of this Section 24), Landlord may recover “Indemnity Payments,” as defined hereinbelow, from Tenant. For purposes of this Lease “Indemnity Payments” means an amount equal to the Base Rent, Additional Rent and other payments provided for in this Lease which would have become due and owing hereunder from time to time during the unexpired Lease Term after the effective date of the termination, but for such termination, less the Base Rent, Additional Rent and other payments, if any, actually collected by Landlord and allocable to the Premises. Tenant shall, on demand, make Indemnity Payments monthly, and Landlord may sue for all Indemnity Payments at any time after they accrue, either monthly, or at less frequent intervals. Tenant further agrees that Landlord may bring suit for Indemnity Payments and/or any other damages recoverable herein prior to, at or after the end of the Lease Term as originally contemplated under this Lease, and Tenant agrees that, in such event, Landlord’s cause of action to recover the Indemnity Payments shall be deemed to have accrued on the last day of the Lease Term as originally contemplated. In seeking any new tenant for the Premises, Landlord shall be entitled to grant any commercially reasonable concessions it deems reasonably necessary. In no event shall Tenant be entitled to any excess of any rental obtained by reletting over and above the rental herein reserved. To the fullest extent permitted by law, Tenant waives redemption or relief from forfeiture under any other present or future law, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any Default of Tenant hereunder.

24.2.3 Landlord may, with or without terminating this Lease, re-enter the Premises pursuant to judicial process (except in the event of Tenant’s abandonment of the Premises in which event no judicial process shall be required) and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant and upon fifteen (15) business days’ prior written notice Landlord may dispose of such property and apply any net amounts received from such sale against Landlord’s damages. No re-entry or taking possession of the Premises by Landlord pursuant to this Section shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant.

24.2.4 Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, does hereby specifically waive and surrender any and all rights and privileges, so far as is permitted by law, which Tenant and all such persons might otherwise have under any present or future law (1) except as may be otherwise specifically required herein, to the service of any notice to quit or of Landlord’s intention to re-enter or to institute legal proceedings, which notice may otherwise be required to be given, (2) to redeem the Premises, (3) to re-enter or repossess the Premises, (4) to restore the operation of this Lease, with respect to any dispossession of Tenant by judgment or warrant of any court or judge, or any re-entry by Landlord, or any expiration or termination of this Lease, whether such dispossession, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease, (5) to the benefit of any law which exempts property from liability for debt or for distress for rent or (6) to a trial by jury in any claim, action proceeding or counter-claim arising out of or in any way connected with this Lease.

24.2.5 In the event of termination of this Lease or repossession of the Premises after a Default, Landlord agrees to use commercially reasonable efforts to relet the Premises, provided that (i) Landlord shall not be obligated to show preference for reletting the Premises over any other vacant space in the Project, (ii) Landlord shall have the right (but not the obligation) to divide the Premises, or to consolidate portions of the Premises with other spaces, in order to facilitate such reletting, as Landlord deems appropriate, (iii) Landlord shall not have any obligation to use efforts other than commercially reasonable efforts under the circumstances to collect rental after any such reletting, and (iv) Landlord may relet the whole or any portion of the Premises for any period, to any tenant, and for any use and purpose, upon such terms as it deems appropriate, and may grant any rental or other lease concessions as it deems advisable, including free rent. In any dispute regarding whether Landlord has met its obligation to use commercially reasonable efforts to mitigate its damages hereunder, Tenant shall have the burden of proving, by clear and convincing evidence, that Landlord has failed to do so. In no event shall Tenant be entitled to any excess of any rental obtained under this Section 24.2.5 by reletting over and above the Base Rent and Additional Rent herein reserved.

24.2.6 Notwithstanding anything to the contrary, (a) in no event shall Landlord be entitled to take possession of the Premises except pursuant to legal proceedings, and (b) in no event shall Landlord be permitted to accelerate the rent in the event of a default by Tenant under the Lease.

24.3 Landlord’s Default. If Landlord defaults under any other lease or other occupancy agreement between Landlord and Tenant for space in the Buildings (or either of them) which may heretofore or hereafter exist, the same shall be deemed an immediate default hereunder by Landlord without the requirement of Tenant providing additional notice or providing Tenant an additional period for cure thereof.

25.	SUBORDINATION.

25.1 Landlord represents and warrants to Tenant that except for Principal Commercial Funding, LLC, its successor and assigns (“Existing Lender”), and Wachovia Bank N.A. Trustee successor-in-interest to First Union National Bank of Virginia, Trustee, for the benefit of J. Willard Marriott, Jr., Richard E. Marriott and Eugene W. Hooper (“Existing Ground Lessor”), the Land and the Building are not encumbered by any mortgage, deed of trust or ground lease. Simultaneously with the execution of this Lease, Landlord agrees to obtain a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) from the (i) holder of any current mortgages, or liens, that encumbers the Land and/or the Building in the form attached to and made a part hereof as Exhibit H-1 (the “Lender Form SNDA”), and (ii) the ground lessor under any ground lease that encumbers the Land in the form attached hereto as Exhibit H-2 (the “Ground Lessor SNDA”). In the event that Landlord re-finances the Building(s) during the Lease Term or any Renewal Terms, Landlord agrees to provide an SNDA from any future mortgages, liens or superior leases, which SNDA shall be on the Lender Form SNDA (with appropriate modifications) or such other form that is reasonably acceptable to Tenant.

25.2 Subject to the provisions of this Section 25, this Lease shall at all times be and remain subject and subordinate to the lien of any mortgage, deed of trust, ground lease or underlying lease now or hereafter in force against the Premises, and to all advances made or hereafter to be made upon the security thereof. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by the Landlord covering the Premises, Tenant shall attorn to the purchaser at any such foreclosure, or to the grantee of a deed in lieu of foreclosure, and recognize such purchaser or grantee as the Landlord under this Lease in accordance with the terms of the SNDA that has been entered into by such lender, or lessor, or, as applicable, and Tenant. Subject to the provisions of Section 25.3 below, Tenant agrees that no mortgagee or successor to such mortgagee shall be (i) bound by any payment of Base Rent or Additional Rent for more than one (1) month in advance, (ii) bound by any amendment or modification of this Lease made without the consent of Landlord’s mortgagee or such successor in interest, which consent shall not be unreasonably withheld, conditioned or delayed, and shall not be required to implement any provisions of the Lease which by the terms of the Lease is scheduled to occur at a future date (such as adding additional rentable areas to the Premises from time to time in accordance with the terms of this Lease), (iii) liable for damages for any breach, act or omission of any prior landlord, or (iv) subject to any claim of offset or defenses that Tenant may have against any prior landlord; provided that such mortgagee or successor shall not be relieved of the obligation to comply with all of the Landlord’s obligations under the Lease accruing from and after the date such mortgagee or successor takes title to the Project, irrespective of whether the original non-compliance with any such obligation arose prior to and is continuing as of such date, or arose on or after such date (provided however that if such obligation arose prior to the date such mortgagee or successor took title to the Project, such mortgagee or successor shall not be deemed in default until after the provision of any notice of default required by this Lease to such mortgagee or successor, and its failure to cure same within the cure period provided for herein).

25.3 Notwithstanding anything to the contrary, Tenant’s obligation to subordinate the lien of the Lease to any future mortgage, deed of trust, or ground lease shall be expressly conditioned upon Tenant receiving an SNDA which is reasonably acceptable to Tenant in accordance with the terms of Section 25.1 above.

25.4 Landlord represents and warrants to Tenant that the Land upon which the Building is constructed is encumbered by two (2) ground leases, namely the “9300 Ground Lease” (as defined below) and the “9302 Ground Lease” (as defined below). As used herein, (a) the “9300 Ground Lease” shall mean that certain Ground Lease dated May 29, 1986, and recorded in Deed Book 6398 at page 127, among the Land Records of

Fairfax County, Virginia, as amended by a First Amendment to Ground Lease dated August 18, 1987, recorded in Deed Book 6847, at page 660, among said Land Records, a Second Amendment to Ground Lease dated September 22, 1987, recorded in Deed Book 6859, at page 278, among said Land Records, and a Third Amendment to Ground Lease dated June 23, 1988, recorded in Deed Book 7186 at page 1643 among said Land Records, and (b) the “9302 Ground Lease” shall mean that certain Ground Lease dated November 3, 1987, and recorded in Deed Book 6909, at page 793, among the Land Records of Fairfax County, Virginia, as amended by a First Amendment to Ground Lease dated June 23, 1988, recorded in Deed Book 7186, at page 1665, among said Land Records, and as assigned pursuant to an Assignment and Assumption of Ground Lease dated April 1, 1990, recorded in Deed Book 7589, at page 682, among said Land Records. Notwithstanding anything to the contrary, Landlord shall not terminate the Ground Lease or amend the Ground Lease in any manner which would materially adversely alter Tenant’s rights under this Lease without obtaining Tenant’s prior written consent, which consent may be granted or withheld in Tenant’s sole and absolute discretion.

26.	SURRENDER OF POSSESSION.

Upon expiration of the Lease Term, Tenant shall promptly and peacefully surrender the Premises to Landlord in as good condition as when received by Tenant from Landlord or as thereafter improved, reasonable use and wear and tear and damage by fire, casualty and condemnation excepted.

27.	NON-WAIVER.

Waiver by Landlord or Tenant of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant, or condition(s), or any subsequent breach of the same or any other term, covenant or condition of this Lease.

28.	HOLDOVER.

Tenant shall, by written notice to Landlord received by Landlord not later than 90 days prior to the expiration of the Term or the then extended term, as applicable, have the option to extend the Lease Term or applicable Renewal Term, at 102.5% of the then- current Base Rent Rate and upon the then current terms and conditions of this Lease, for up to three (3) consecutive one (1) month periods. If Tenant so extends the term of Tenant’s occupancy of the Premises during such extension term, it shall not be deemed a hold over. Thereafter, if Tenant shall, without the written consent of Landlord, hold over, Tenant shall be deemed a tenant at sufferance, which tenancy may be terminated as provided by applicable state law. During any holdover tenancy (whether or not consented to by Landlord), unless Landlord has otherwise agreed in writing, Tenant agrees to pay to Landlord, a per diem occupancy charge equal to (a) one hundred fifty percent (150%) of the per diem Base Rent plus (b) all Additional Rent as was in effect under this Lease for the last month of the Lease Term or Renewal term (as applicable). Such payments shall be made within five (5) days after Landlord’s demand, and in no event less often than once per month (in advance). In the case of a holdover which has been consented to by

Landlord, unless otherwise agreed to in writing by Landlord and Tenant, Tenant shall give to Landlord thirty (30) days prior written notice of any intention to quit the Premises, and Tenant shall be entitled to thirty (30) days prior written notice to quit the Premises, except in the event of non-payment of Base Rent or Additional Rent in advance or the breach of any other covenant or the existence of a Default. Upon expiration of the Lease Term as provided herein, Tenant shall not be entitled to any notice to quit, the usual notice to quit being hereby expressly waived under such circumstances, and Tenant shall surrender the Premises on the last day of the Lease Term as provided in Section 26, above.

29.	CONDEMNATION.

29.1 Definitions. The terms “eminent domain”, “condemnation”, and “taken”, and the like in this Section 29 include takings for public or quasi-public use, and sales under threat of condemnation and private purchases in place of condemnation by any authority authorized to exercise the power of eminent domain.

29.2 Taking. If the whole of the Premises is taken, either permanently or temporarily, by eminent domain or condemnation, this Lease shall automatically terminate as of the date title vests in the condemning authority, and Tenant shall pay all Base Rent, Additional Rent, and other payments up to that date. If twenty percent (20%) or more of the Premises or twenty percent (20%) or more of the parking spaces for the Building is permanently taken, or if access to the Premises by Tenant is, by virtue of a taking, permanently denied, by eminent domain or condemnation, then Landlord or Tenant shall have the right (to be exercised by written notice to the other within sixty (60) days after receipt of notice of said taking) to terminate this Lease from the date when possession is taken thereunder pursuant to such proceeding or purchase. The parties agree that if this Lease is terminated as set forth above then either party, by simultaneous written notice, may also terminate the lease between Landlord and Tenant dated September 17, 2009 with respect to approximately 53,157 rentable square feet in the buildings at 9300 Lee Highway and 9302 Lee Highway. If neither party elects to terminate this Lease, as aforesaid, then Landlord shall within a reasonable time after title vests in the condemning authority, repair and restore, at Landlord’s expense, the portion not taken so as to render same into an architectural whole to the fullest extent reasonably possible, and, if any portion of the Premises is taken, thereafter the Base Rent and Additional Rent shall be reduced (on a per square foot basis) in proportion to the portion of the Premises taken. If there is a temporary taking involving the Premises or Building, if a taking of other portions of the Building or Common Areas does not deny Tenant access to the Building and Premises, or if less than twenty percent (20%) of the Premises and less than twenty percent (20%) of the parking spaces is permanently taken by eminent domain or condemnation, then this Lease shall not terminate, and Landlord shall repair and restore, at its own expense, the portion not taken so as to render same into an architectural whole to the fullest extent reasonably possible, and, if any portion of the Premises was taken, thereafter the Base Rent shall be reduced (on a per square foot basis) in proportion to the portion of the Premises taken.

29.3 Award. Except as set forth below, Landlord reserves all rights to damages to the Premises or arising out of the loss of any leasehold interest in the Premises created hereby, arising in connection with any partial or entire taking by eminent domain or condemnation. Tenant hereby assigns to Landlord any right Tenant may have to such damages or award, and Tenant shall make no claim against Landlord or the condemning authority for damages for termination of Tenant’s leasehold interest or for interference with Tenant’s business as a result of such taking. The foregoing notwithstanding, Tenant shall have the right to claim and recover from the condemning authority compensation for any loss which Tenant may incur for Tenant’s moving expenses, business interruption or taking of Tenant’s personal property, trade fixtures and other improvements within the Premises (but specifically excluding any leasehold interest in the Building or Premises and any such fixtures or improvements funded by the Allowance) under the then applicable law provided that Tenant shall not make any claim that will detract from or diminish any award for which Landlord may make a claim.

30.	NOTICES.

All notices and demands which may be required or permitted to be given to either party hereunder shall be in writing, and shall be delivered personally or sent by United States certified mail, postage prepaid, return receipt requested, or by Federal Express or other reputable overnight carrier, to the addresses set out in Section 1.9, and to such other person or place as each party may from time to time designate in a notice to the other. Notice shall be deemed given upon the earlier of actual receipt or refusal of delivery.

31.	MORTGAGEE PROTECTION.

Tenant agrees to give any mortgagee(s) and/or trust deed holder(s), by registered mail, a copy of any notice of default served upon the Landlord, provided that prior to such notice Tenant has actually been notified in writing (by way of notice of assignment of rents and leases, or otherwise) of the addresses of such mortgagee(s) and/or trust deed holder(s). Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the mortgagee(s) and/or trust deed holder(s) shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary [not to exceed an additional thirty (30) days] if within such thirty (30) days any mortgagee and/or trust deed holder(s) has commenced and is diligently pursuing the remedies necessary to cure such default, during which time Tenant shall not have the right to pursue any claim against Landlord, such mortgagee and/or such trust deed holder(s), including but not limited to any claim of actual or constructive eviction.

32.	COSTS AND ATTORNEYS’ FEES.

In any litigation between the parties arising out of this Lease, and in connection with any consultations with counsel and other actions taken or notices delivered, in relation to a default by any party to this Lease, the non-prevailing party shall pay to the prevailing party all reasonable expenses and court costs including reasonable attorneys’ fees incurred by the prevailing party, in preparation for and (if applicable) at trial, and on appeal. Such reasonable attorney’s fees and costs shall be payable upon demand.

33.	BROKERS.

Tenant represents and warrants to Landlord that Jones Lang LaSalle-Northeast, Inc. is the only real estate broker that is acting on its behalf in connection with this Lease. Landlord represents and warrants to Tenant that CB Richard Ellis Real Estate Services, Inc. is the only real estate broker that is acting on its behalf in connection with this Lease. Landlord shall pay to Jones Lang LaSalle-Northeast, Inc. and CB Richard Ellis Real Estate Services, Inc. (collectively, “Broker”) any leasing commission due Broker in connection with this Lease and in accordance with, and subject to the terms, covenants and conditions of a separate written commission agreement, if any, between Landlord and Broker.

34.	LANDLORD LIABILITY.

Anything in this Lease to the contrary notwithstanding, covenants, undertakings and agreements herein made on the part of the Landlord are made and intended not for the purpose of binding Landlord personally or the assets of Landlord but are made and intended to bind only the Landlord’s interest in the Premises, Building and the Complex (and the proceeds then held by Landlord on a sale of such estate and property), as the same may, from time to time, be encumbered, and no personal liability shall at any time be asserted or enforceable against Landlord or its stockholders, officers or partners or their respective heirs, legal representatives, successors and assigns on account of the Lease or on account of any covenant, undertaking or agreement of Landlord in this Lease. In addition, in no event shall Landlord be in default of this Lease unless Tenant notifies Landlord in writing of the precise nature of the alleged breach by Landlord, and Landlord fails to cure such breach within fifteen (15) days after the date of Landlord’s receipt of such notice (provided that if the alleged breach is of such a nature that it cannot reasonably be cured within such fifteen (15) day period, then Landlord shall not be in default if Landlord commences a cure within such fifteen (15) day period and diligently thereafter prosecutes such cure to completion).

35.	ESTOPPEL CERTIFICATES.

35.1 Tenant shall, from time to time, within ten (10) business days of Landlord’s written request, execute, acknowledge and deliver to Landlord or its designee a written statement stating: the date the Lease was executed and the date it expires; the date the Tenant entered occupancy of the Premises; the amount of Base Rent, Additional Rent and other charges due hereunder and the date to which such amounts have been paid; that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (or specifying the date and terms of any agreement so affecting this Lease); that this Lease represents the entire agreement between the parties as to this leasing; that all conditions under this Lease to be performed by the Landlord have been satisfied (or specifying any such conditions that have not been satisfied); that all required contributions by Landlord to Tenant on account of Tenant’s improvements have been received (or specifying any such contributions that have not been received); that to Tenant’s knowledge, there are no existing defenses or offsets which the Tenant has against the enforcement of this Lease by the Landlord; that no Base Rent or Additional Rent has been paid more than one (1) month in advance; that no security has been deposited with Landlord (or, if so, the amount thereof) other than the Security Deposit; or any other customary factual matters evidencing the status of the Lease, as may be reasonably required either by a lender making a loan to Landlord to be secured by a deed of trust or mortgage against the Building, or a purchaser of the Building, which written statement shall, to the extent the certifications required to be made therein are true and correct as of such time, be in substantially the same form as Exhibit F attached hereto and made a part hereof by this reference. It is intended that any such statement delivered pursuant to this paragraph may be relied upon by a prospective purchaser of Landlord’s interest or a mortgagee of Landlord’s interest or assignee of any mortgage upon Landlord’s interest in the Building. If Tenant fails to respond within ten (10) business days after receipt by Tenant of a written request by Landlord as herein provided, such failure shall constitute a default hereunder for which (notwithstanding anything to the contrary herein) the notice and cure period shall be ten (10) calendar days.

35.2 Landlord agrees, at any time and from time to time in connection with an assignment of this Lease or a sublease of any portion of the Premises or in connection with any successor to Tenant’s business or to any other party that may request, including any lender or prospective lender, upon not less than fifteen (15) business days prior written notice by Tenant, to execute, acknowledge and deliver to Tenant a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the Lease is in full force and effect as modified and stating the modifications), (ii) stating whether or not, to the best knowledge of Landlord, Tenant is in default in the performance of any covenant, agreement or condition contained in this Lease, and, if so, specifying each such default of which Landlord may have knowledge, (iii) stating the address to which notices to Landlord should be sent and the name and address of its registered agent in the jurisdiction in which the building is located, and (iv) certifying to the best of Landlord’s knowledge such other reasonable, non-confidential, factual matters related to this Lease as Tenant may reasonably request. Any such statement delivered pursuant hereto may be relied on by each party to whom it is addressed.

36.	FINANCIAL STATEMENTS.

Tenant shall, within ten (10) days after Landlord’s request, which request may not be made more than once during any fiscal year, provide to Landlord Tenant’s unaudited financial statement for its most recent fiscal year, which financial statement may be in the form of a consolidated financial statement which contains financial information for Tenant’s parent entity. Such annual financial statements shall include, at a minimum, a balance sheet, an income statement, and a statement of change in financial position or sources and uses of cash, together with any accompanying notes. Notwithstanding anything herein to the contrary, so long as Tenant or its parent entity is a publicly traded entity, Tenant shall have no obligation to provide Landlord with any financial statements.

Landlord hereby agrees that any financial statements delivered by Tenant to Landlord hereunder constitute Tenant’s proprietary and confidential information and, notwithstanding anything to the contrary, Landlord agrees to (a) execute a reasonable confidentiality agreement regarding the use of any non-public financial information furnished by Tenant to Landlord and (b) use reasonable commercial efforts to protect the confidentiality of such information.

37.	TRANSFER OF LANDLORD’S INTEREST.

In the event of any transfer(s) of Landlord’s interest in the Premises or the Building to a bona-fide third-party purchaser, other than a transfer for security purposes only, then provided the transferee has agreed, in writing, to assume all of Landlord’s obligations under the Lease, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer, and Tenant agrees to attorn to the transferee.

38.	RIGHT TO PERFORM.

If Tenant shall fail to perform any act on its part to be performed hereunder, and such failure shall continue for fifteen (15) business days (or such longer cure period as may be provided for herein) after written notice thereof, Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations of Tenant, perform any such other act on Tenant’s part to be made or performed as provided in this Lease. Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this Section as in the case of Default by Tenant in the payment of Base Rent. All sums paid by Landlord and all penalties, interest and costs in connection therewith, shall be due and payable by Tenant upon written demand within thirty (30) days after such payment by Landlord, together with interest thereon at the Default Rate from such date to the date of payment.

39.	COMMON AREAS.

39.1 For purposes hereof, the term “Common Areas” shall mean (i) all portions of the Land other than portions upon which the Building is situated, including landscaped areas and the like, as the same may be modified from time to time by Landlord; (ii) all loading docks, corridors, lobbies, elevator cabs, stairs and other portions of the Building that would customarily be made available to tenants of the Building, as the same may be modified from time to time by Landlord; (iii) any parking deck, parking structure, or surface parking facility, and any connector from the Building thereto; and (iv) any areas which are common areas for, on, or utilized in general by tenants, owners and/or occupants of the Hunters Branch complex, including both current and any future phases thereof, except, that before the last year of the Lease Term or before the last year of any “Extension Term” (as defined below) if Tenant has exercised any applicable extension option, Landlord is expressly prohibited from making (1) any alterations, additions, installations, substitutions or improvements in or to the Premises or (2) any non-cosmetic or significant alterations, additions, installations, substitutions or improvements affecting access to the Premises or the Building (except for limited periods of time during the renovation of the lobby), reducing the number of parking spaces in the parking garage by more than a de minimis amount, Building security systems or elevators without Tenant’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed. In connection with any repairs, maintenance, improvements or alterations, in or about the Building, required or permitted to be made by Landlord, Landlord may erect scaffolding and other structures reasonably required, and may temporarily close public entry ways, other public areas, restrooms, stairways or corridors, so long as Tenant continues to have access to the Premises at all times (subject to Emergency Situations or other matters beyond the reasonable control of Landlord). Landlord shall take commercially reasonable steps to minimize any interference with Tenant’s access to the Premises and its operations therein resulting from any actions taken by Landlord under this Section 39.

39.2 The fifth (5th) floor of the Building contains an enclosed area which contains approximately five hundred (500) square feet of space, (the “Fifth Floor Breakout Area”). Tenant shall have the right to install furniture, including chairs and sofas, in the Fifth Floor Breakout Area, and to use the Fifth Floor Breakout Area as a lounge provided the same shall be open to all tenants and visitors within the Buildings. After obtaining Landlord’s prior approval, which shall not be unreasonably withheld, conditioned or delayed, Tenant shall have the right to use designated portions of the Common Areas, periodically but not on a continuous basis, for conducting special events, including charity auctions, provided Tenant shall abide by such rules and restrictions related thereto as Landlord may reasonably set forth.

40.	SALES AND AUCTIONS.

Tenant may not display or sell merchandise outside the exterior walls and doorways of the Premises and may not use such areas for storage. Tenant shall not conduct or permit to be conducted any sale by auction in, upon or from the Premises whether said auction be voluntary, involuntary, pursuant to any assignment for the payment of creditors or pursuant to any bankruptcy or other insolvency proceedings.

41.	ACCESS TO THE ROOF.

41.1 Tenant shall have the right, at no additional cost, to install telecommunications devices (each, a “Telecom Device”) on the exterior roof of the Building in an area reasonably designated by Landlord for the sole purpose of serving the Premises in a manner consistent with the Permitted Use and not for commercial resale. The location, size, weight, design and shape of the Telecom Device shall be subject to (a) Landlord’s reasonable approval as it relates to the structural integrity of the Building and maintenance of the Property in a first-class manner and appearance; (b) to the Project covenants and restrictions set forth in the Declaration of Easements, Covenants and Conditions for Hunters Branch recorded in the Land Records of Fairfax County, Virginia at Deed Book 7186 at Page 1505 as amended by a First Amendment to Declaration of Easements, Covenants and Conditions recorded in the Land Records of Fairfax County, Virginia at Deed Book 7373 at Page 1636 and all regulations and requirements imposed by any governmental entity having jurisdiction over the Property; and (c) any roof warranties whether existing as of the Commencement Date or obtained after the Commencement Date. Further, the Telecom Device shall not interfere with any other currently existing roof use granted by Landlord on the Buildings. Except in connection with an assignment of the Lease or subletting of the Premises (provided that in neither such event shall the same require Landlord to increase the area Landlord allocates for Tenant’s Telecom Device), Tenant shall not be permitted to assign, sublet or license the Telecom Device and operation rights to any other party. In no event shall Tenant or any assignee or subtenant sell or rent time on or use of the Telecom Device to any other unaffiliated third parties or otherwise use such Telecom Device for commercial resale (as opposed to in the conduct of such party’s business). Tenant’s right to operate the Telecom Device shall expire upon the termination or earlier expiration of this Lease.

41.2 Tenant shall maintain the Telecom Device in a good state of repair and shall protect, defend, indemnify, save and hold harmless Landlord against and from any and all claims, losses, costs, damages and expenses, including reasonable attorney’s fees, resulting from, or in connection with, the erection, maintenance, existence or removal of such Telecom Device; and shall repair any damage which may have been caused by the erection, maintenance, existence or removal of such Telecom Device. Tenant further warrants that Tenant shall, at its sole cost and expense, obtain any and all governmental licenses and permits necessary to install the Telecom Device and to operate the Telecom Device as herein contemplated. Tenant further agrees to obtain and maintain all necessary permits during the term hereof and that if it fails to do so, Landlord may require Tenant to remove the Telecom Device at Tenant’s sole cost and expense. Any taxes or assessments levied against the Premises, the Building or Landlord due solely to the existence of such Telecom Device shall be Tenant’s sole responsibility. The Tenant will have no right to an abatement or reduction in the amount of Rent if for any reason the Tenant is unable to use the Telecom Device.

41.3 Upon expiration or sooner termination of this Lease, Tenant shall promptly remove the Telecom Device and repair any damages caused by such removal and restore the roof, Building and its contents to the condition it was in prior to the installation of the Telecom Device, reasonable wear and tear and damage by casualty or condemnation excluded. Additionally, at the option of the Landlord, Landlord shall either retain ownership of all cables running through the Building, or require Tenant, at Tenant’s sole cost and expense, to remove such cables, repair any damage caused by such removal, and restore those portion of the Building utilized to the condition they were in prior to the installation of the cable. If at any time under the provisions herein Tenant is required to remove the Telecom Device or cabling from the Building and Tenant fails to do so and/or the Tenant does not promptly repair damage to the roof, Building or its contents occasioned by the installation, maintenance or operation of the Telecom Device, Landlord may after ten (10) days’ prior written notice remove or repair same and charge Tenant for the cost of said removal and/or repairs. Tenant’s obligation to observe or perform the covenants of this Section 41.3 shall survive the expiration or termination of this Lease.

41.4 Except in an emergency (in which event Tenant shall have the right to access the roof without being accompanied by a representative of Landlord but shall and does hereby indemnify and hold Landlord harmless from and against any loss, cost, expense or liability in connection with such entry), nothing herein grants Tenant any right to access the roof of the Building unless accompanied by an employee of the Building’s property manager or other representative of Landlord. Tenant may only access the roof of the Building through existing stairwells and/or common areas of the Building and Tenant agrees that it will not pass through other tenants’ spaces nor will it interfere with any other tenants’ businesses.

41.5 Notwithstanding anything herein to the contrary, Landlord (a) acknowledges that Tenant currently has placed satellite dishes, antennas and related equipment and cabling (collectively, the “Existing Roof Top Equipment”) on the roof of the Building, and (b) consents to Tenant’s maintaining and using the Existing Roof Top Equipment, at no cost, throughout the term of the Lease and any extension thereof.

42.	OFAC COMPLIANCE.

42.1 (a) Tenant represents and warrants that: (1) Tenant: (i) is not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) is not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (2) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (3) no Embargoed Person has any direct or indirect controlling interest of any nature whatsoever in Tenant (whether directly or indirectly), (4) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease is in violation of law, and (5) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times.

(b) Landlord represents and warrants that: (1) Landlord: (i) is not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) is not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (2) none of the funds or other assets of Landlord constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (3) no Embargoed Person has any direct or indirect controlling interest of any nature whatsoever in Landlord (whether directly or indirectly), (4) none of the funds of Landlord have been derived from any unlawful activity with the result that the investment in Landlord is prohibited by law or that the Lease is in violation of law, and (5) Landlord has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times.

(c) The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.

42.2 Tenant covenants and agrees: (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing as soon as Tenant receives notification that any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease and (d) at the request of Landlord, to provide such information as may be reasonably requested by Landlord to determine Tenant’s compliance with the terms hereof.

42.3 Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Lease Term shall be a curable material default of the Lease. Notwithstanding anything herein to the contrary, Tenant shall not knowingly permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such intentional use or occupancy of the Premises by any such person or entity shall be a material default of the Lease, subject to reasonable advance notice and Tenant’s opportunity to cure.

43.	AUTHORITY OF LANDLORD AND TENANT.

Each of Landlord and Tenant shall furnish the other with appropriate partnership and/or corporate resolutions, as applicable, confirming that the individual executing this Lease on behalf of each has been duly authorized to execute and deliver this Lease on behalf of such party and that this Lease is binding upon such party.

44.	NO ACCORD AND SATISFACTION.

No payment by Tenant or receipt by Landlord of a lesser amount than the Base Rent, Additional Rent and other sums due hereunder shall be deemed to be other than on account of the earliest Base Rent or other sums due, nor shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Base Rent, Additional Rent or other sum and to pursue any other remedy provided in this Lease. No payment by Landlord or receipt by Tenant of a lesser amount than the other sums due hereunder by Landlord shall be deemed to be other than on account of the earliest sums due, nor shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Tenant may accept such check or payment without prejudice to Tenant’s right to recover the balance of such sum and to pursue any other remedy provided in this Lease.

45.	LEGAL REQUIREMENTS.

The “Architect” (as defined in Exhibit C) shall ensure that any Leasehold Work in the Premises to be performed by Landlord in accordance with the provisions of Exhibit C be designed to comply as of the Commencement Date with all laws, orders, ordinances and regulations of Federal and local authorities and all applicable building codes, to the extent the same are applicable to the Premises, respecting all matters pertaining to the use and occupancy of the Premises by Tenant, including, without limitation, the accessibility requirements of the Americans with Disabilities Act (“ADA”), all zoning and other land use laws, and all Environmental Laws. Landlord shall cause the Land and, subject to certain work to be undertaken after the Commencement Date in accordance with the terms of Exhibit C attached hereto, the Common Area to comply as of the Commencement Date with all laws, orders, ordinances and regulations of Federal and local authorities and all applicable building codes, to the extent the same are applicable to the Common Areas or the Landlord, respecting all matters pertaining to the use and occupancy of the Land and Common Areas, including, without limitation, the accessibility requirements of the ADA all zoning and other land use laws, and all Environmental Laws.

46.	PARKING.

Tenant shall have the right (together with Landlord and its agents, employees and contractors, and together with the rights of other tenants in the Building and the Project) to use, from the parking areas available to the Project in the parking structure and surface parking on the Project and Common Areas an amount of parking as set forth in Section 1.1 hereof. To the extent that Tenant leases additional square footage in the Building, Tenant shall be entitled to use an additional three and six-tenths (3.6) unreserved parking permits for each one thousand (1,000) square feet of additional square footage so leased by Tenant. Except as provided for herein, such parking right shall be non-exclusive, and on an unreserved basis. Notwithstanding anything herein to the contrary, Tenant shall have the right, upon thirty (30) days prior written notice to Landlord, to designate up to twenty (20) parking spaces allocated to Tenant’s use, to be reserved spaces. In such event, Landlord and Tenant shall in good faith mutually agree upon the location of such reserved spaces, and Landlord shall mark such spaces as reserved for Tenant’s use. Tenant shall, within thirty (30) days after receiving an invoice from Landlord, reimburse Landlord for Landlord’s actual, out-of-pocket cost of marking such spaces as being reserved for Tenant’s use.

47.	GENERAL PROVISIONS.

47.1 Acceptance. This Lease shall only become effective and binding upon full execution hereof by Landlord and Tenant and delivery of a signed copy by Landlord to Tenant.

47.2 Joint Obligation. If there be more than one Tenant, the obligations hereunder imposed shall be joint and several.

47.3 Marginal Headings, Etc. The marginal headings, Table of Contents, lease summary sheet and titles to the sections of this Lease are not a part of the Lease and shall have no effect upon the construction or interpretation of any part hereof.

47.4 Choice of Law. This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (without regard to the choice of law and/or conflict of law principles applicable in such State).

47.5 Successors and Assigns. The covenants and conditions herein contained, subject to the provisions as to assignment, inure to and bind the heirs, successors, executors, administrators and assigns of the parties hereto.

47.6 Recordation. Except to the extent otherwise required by law, neither Landlord nor Tenant shall record this Lease or a memorandum hereof.

47.7 Quiet Possession. Upon Tenant’s paying the Base Rent and Additional Rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession and enjoyment of the Premises for the Lease Term hereof, free from any disturbance or molestation by Landlord, or anyone claiming by, through or under Landlord, but in all events subject to all the provisions of this Lease.

47.8 Inability to Perform; Force Majeure. This Lease and the obligations of the parties hereunder shall not be affected or impaired because either Landlord or Tenant is unable to fulfill any of its obligations hereunder or is delayed in doing so, to the extent such inability or delay is caused by reason of war, civil unrest, strike, labor troubles, unusually inclement weather, governmental delays, inability to procure services or materials despite reasonable efforts, third party delays, acts of God, or any other cause(s) beyond the reasonable control of the Landlord (which causes are referred to collectively herein as “Force Majeure”). Subject to the terms of this Lease, any time specified obligation of Landlord or Tenant in this Lease shall be extended one day for each day of delay suffered by the delayed party as a result of the occurrence of any Force Majeure. The foregoing notwithstanding in no event will an event of Force Majeure extend the time within which Tenant or Landlord must perform any of its monetary obligations under this Lease.

47.9 Partial Invalidity. Any provision of this Lease which shall prove to be invalid, void, or illegal shall in no way affect, impair or invalidate any other provision hereof and such other provision(s) shall remain in full force and effect.

47.10 Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, whenever possible, be cumulative with all other remedies at law or in equity.

47.11 Entire Agreement. This Lease contains the entire agreement of the parties hereto and no representations, inducements, promises or agreements, oral or otherwise, between the parties, not embodied herein, shall be of any force or effect.

47.12 Survival. All indemnities set forth in this Lease shall survive the expiration or earlier termination of this Lease.

47.13 Consents. If any provision of this Lease subjects any action, inaction, activity or other right or obligation of any party to the prior consent or approval of the other, such consent shall not be unreasonably withheld, conditioned or delayed unless otherwise specifically provided herein.

47.14 Saving Clause. In the event (but solely to the extent) the limitations on Landlord’s liability set forth in Section 8.3 of this Lease would be held to be unenforceable or void in the absence of a modification holding the Landlord liable to Tenant or to another person for injury, loss, damage or liability arising from Landlord’s omission, fault, negligence or other misconduct on or about the Premises, or other areas of the Building appurtenant thereto or used in connection therewith and not under Tenant’s exclusive control, then such provision shall be deemed modified as and to the extent (but solely to the extent) necessary to render such provision enforceable under applicable law. The foregoing shall not affect the application of Section 34 of this Lease to limit the assets available for execution of any claim against Landlord.

47.15 Rule Against Perpetuities. In order to ensure the compliance of this Lease with any rule against perpetuities that may be in force in the state in which the Premises are located, and without limiting or otherwise affecting either Landlord’s or Tenant’s obligations under this Lease, as stated in the other sections hereof, or modifying any other termination rights which may be set forth herein, Landlord and Tenant agree that, irrespective of the reasons therefor (other than a Default by Tenant), in the event Tenant fails to take possession of the Premises and commence paying Base Rent and Additional Rent hereunder within ten (10) years after the date of execution of this Lease, then this Lease, and the obligations of the parties hereunder, shall be deemed to be null and void and of no further force and effect. Without affecting the specific timing requirements otherwise applicable thereto under this Lease, any and all options granted to Tenant under this Lease (including, without limitation, expansion, renewal, right of first refusal, right of first offer, and like options) must be exercised by Tenant, if at all, during the term of this Lease.

47.16 Lobby.

(a) Provided, and for as long as, Tenant leases not less than 50,000 rentable square feet in any Building and not less than 250,000 rentable square feet in the Project, then Tenant shall have the option, at its sole cost and expense, to utilize the applicable Building lobby as its reception and/or security area in a location and design approved by Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. In the event Tenant uses the applicable Building lobby as its reception and/or security area, then for purposes of determining Tenant’s Share the size of the Premises shall be increased by 1,000 square feet but the Base Rent shall not be modified.

(b) Provided, and for as long as, Tenant leases at least 250,000 rentable square feet in the Project then in the event that Landlord renovates the Lobby area of the Building so as to enclose the outdoor area that currently exists at the front of the entrance to the 9300 Building and 9302 Building, Tenant shall have the right, at Tenant’s cost and expense, to utilize the renovated area as its reception or security area in a location and design approved by Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. In such event then for purposes of determining Tenant’s Share the size of the Premises Lease shall be increased by 1,000 square feet but the Base Rent shall not be modified.

48.	RULES AND REGULATIONS.

Tenant agrees to comply with the Rules and Regulations attached hereto as Exhibit D. Notwithstanding the foregoing, Landlord shall use reasonable efforts to enforce all such rules and regulations, including any exceptions thereto, uniformly and in a manner which does not unreasonably discriminate against Tenant, or increase Tenant’s monetary obligations under this Lease, although it is understood that Landlord may grant exceptions to such rules and regulations in circumstances in which it reasonably determines such exceptions are warranted. In the event of any conflict between the rules and regulations attached to the Lease (or provided separately to Tenant as reasonably modified from time to time) and the terms of the main body of the Lease, the terms of the main body of the Lease shall govern and control.

49.	ARBITRATION.

49.1 If arbitration is specifically agreed upon hereunder as a dispute resolution procedure, the arbitration shall be conducted as provided in this Section. All proceedings shall be conducted according to the Commercial Arbitration Rules of the American Arbitration Association, except as hereinafter provided. No action at law or in equity in connection with any such dispute shall be brought until arbitration hereunder shall have been waived, either expressly or pursuant to this Section. The judgment upon the award rendered in any arbitration hereunder shall be final and binding on both parties hereto and may be entered in any court having jurisdiction thereof. During any arbitration proceeding pursuant to this Section, the parties shall continue to perform and discharge all of their respective obligations under this Lease, except as otherwise provided in this Lease.

49.2 All disputes that are required to be arbitrated in accordance with this Lease shall be raised by notice to the other party, which notice shall state with particularity the nature of the dispute and the demand for relief, making specific reference by Section number and title of the provisions of this Lease alleged to have given rise to the dispute. The notice shall also refer to this Section and shall state whether or not the party giving the notice demands arbitration under this Section.

49.3 Within thirty (30) days of any demand for arbitration, each of Tenant and Landlord shall appoint one (1) arbitrator, and within ten (10) days of their appointment, the two (2) arbitrators thus selected shall jointly select a third (3rd) arbitrator. All arbitrators shall have at least ten (10) years’ experience in commercial real estate matters and, in particular, the subject matter of the dispute, to act as arbitrator hereunder. If either party fails to select an arbitrator within the initial thirty (30) day period, or if the two (2) arbitrators are unable to agree upon a third (3rd) arbitrator, then, upon the request of either party, the remaining arbitrator(s) shall be appointed by The American Arbitration Association. The arbitration proceedings shall take place in a mutually acceptable location in the Washington, D.C. area.

49.4 The right of Landlord and Tenant to submit a dispute to arbitration is limited to issues specifically agreed in this Lease to be submitted to arbitration, and specifically does not apply to any remedial action undertaken by Landlord pursuant to the provisions of Section 24 hereof. When resolving any dispute, the arbitrator shall apply the pertinent provisions of this Lease without departure therefrom in any respect. The arbitrator shall not have the power to change any of the provisions of this Lease, but this Section shall not prevent in any appropriate case the interpretation, construction and determination by the arbitrator of the applicable provisions of this Lease to the extent necessary in applying the same to the matters to be determined by arbitration.

50.	WAIVER OF JURY TRIAL.

LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ON ALL MATTERS ARISING OUT OF THIS LEASE, OR THE USE AND OCCUPANCY OF THE PREMISES. IF LANDLORD COMMENCES ANY SUMMARY PROCEEDING FOR NON-PAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT WILL NOT INTERPOSE (AND WAIVES THE RIGHT TO INTERPOSE) ANY NON-MANDATORY COUNTERCLAIM IN ANY SUCH PROCEEDING.

51.	RIGHT OF FIRST OFFER.

51.1 Provided that Tenant is not then in Default of its monetary obligations under this Lease, Tenant shall have a right of first offer, subject to the remaining provisions of this Section 51, to lease all of the space which becomes available (i.e., as soon as the term of the applicable, existing lease ends) on any floor of the Building (hereinafter “Qualifying Space”), in accordance with the terms of this Section 51. Notwithstanding the preceding sentence, (a) this right of first offer is subject and subordinate to the existing rights of any tenants of the Building as are identified on

Exhibit J attached hereto and made a part hereof, (b) Tenant shall not be obligated to have a lease term on the Qualifying Space beyond the then-current Term for the Premises, but (c) Landlord shall not be required to accept a lease term on the Qualifying Space of less than three (3) years [i.e., if there is less than three (3) years remaining in the term, Landlord shall not be obligated to lease the applicable Qualifying Space to Tenant unless Tenant agrees to lease the Qualifying Space for a term of three (3) years].

51.2 In the event any Qualifying Space becomes available as set forth above, Landlord shall, notify Tenant in writing of the size and location of such space (the “Offered Space”). Landlord’s notice (the “Offer Notice”) shall include the Landlord’s estimate of the rent, improvement allowance and other economic terms which are equal to ninety-five percent (95%) of the then prevailing “FMR” (as defined in Section 52 below). The Offer Notice shall include the lease term which would be applicable to the Offered Space, which shall be coterminous with the Lease Term of the Premises. Tenant’s build-out allowance for the Offered Space (which shall be required to be used solely to pay hard costs and soft costs of installing leasehold improvements within the Offered Space) shall be pro-rated from market, based upon the number of months which will be remaining in the term as of the commencement date of the Offered Space. Such build-out shall be constructed using procedures consistent with, and otherwise substantially in accordance with the terms of, Exhibit C to this Lease, as modified to reflect the modified build-out contribution by Landlord and other modified business terms inherent within this Section 51.

51.3 Tenant shall have fifteen (15) days after receipt of the Offer Notice to (i) exercise its right of first offer by giving Landlord written notice of Tenant’s election to lease all of the Offered Space (“Tenant’s Election Notice”), or (ii) elect not to exercise its right of first offer for the Offered Space.

51.4 In the event Tenant exercises its right of first offer for an Offered Space within such fifteen (15) day period, such election shall, subject to the terms of Section 51.6 below, be irrevocable and this Lease shall automatically be deemed amended to bring the Offered Space within the Premises in accordance herewith. If Tenant’s Election Notice indicates that Tenant agrees that Landlord’s estimate of FMR accurately reflects a fair market rental rate for the Offered Space which is equal to ninety-five percent (95%) of the fair market rental for the Offered Space, then Tenant and Landlord shall execute an Amendment to this Lease in accordance with Section 51.7, below. If Tenant’s Election Notice fails to indicate that Tenant agrees that Landlord’s estimate of FMR accurately reflects a fair market rental rate equal to ninety-five percent (95%) of the fair market rental for the Offered Space, then Tenant shall be deemed to have rejected Landlord’s estimate of FMR.

51.5 In the event Tenant exercises its right of first offer for an Offered Space within such fifteen (15) day period, and Tenant reasonably believes that Landlord’s estimate of FMR does not accurately reflect a fair market rental rate equal to ninety-five percent (95%) of the fair market rental for the Offered Space, Tenant and Landlord shall have ten (10) days after Landlord’s receipt of Tenant’s Election Notice in which the parties shall negotiate in good faith to agree on the FMR for the Offered Space. If the parties agree on the FMR during such ten (10) day period, then Tenant and Landlord shall execute an Amendment to this Lease in accordance with Section 51.7, below.

51.6 If the parties fail to agree on FMR for the Offered Space within such ten (10) day period, then within five (5) days after the expiration of such ten (10) day period, Tenant shall have the option, which must be exercised by written notice to Landlord, (i) to decline to lease the Offered Space, or (ii) to lease the Offered Space at ninety-five percent (95%) of the FMR which shall be determined in accordance with Section 51.11 below. The determination of the FMR for the Offered Space shall be binding, and upon such determination, Tenant and Landlord shall execute an Amendment to this Lease in accordance with Section 51.7, below.

51.7 Within five (5) days after FMR is determined in accordance with this Section 51, Landlord shall prepare and deliver to Tenant an Amendment to this Lease (the “Amendment”), in form and substance similar to that attached hereto as Exhibit K, which brings the Offered Space under the terms and conditions of the Lease. Specifically, the Amendment shall: (i) make the square footage of the Offered Space part of the Premises as of the Commencement Date of the Offered Space (as defined below); (ii) specify that the rental rate for the Offered Space is ninety-five percent (95%) of the FMR (as determined in accordance with this Section 51); (iii) specify the build-out allowance for the Offered Space and that such build-out allowance shall be applied solely to pay the hard costs and soft costs of installing leasehold improvements within the Offered Space; (iv) increase Tenant’s Proportionate Share to include the Offered Space as of the Commencement Date of the Offered Space; (v) specify that the “Commencement Date” for the Offered Space shall be that date which is one hundred twenty (120) days after the Landlord delivers the Offered Space to Tenant; (vi) specify that build-out of the Offered Space shall be constructed substantially in accordance with the procedures and terms set forth in Exhibit C to this Lease, as modified by this Section 51; (vii) there shall be no “free rent” or similar abatement otherwise applicable to Tenant’s rental of the Offered Space; provided that such exclusion of abatement shall be considered in the determination of FMR, and (viii) specify that, except for (i) - (vii), all other terms and conditions of the Lease shall remain in full force an effect and with respect to the Premises and the Offered Space. Tenant shall execute and deliver the Amendment to Landlord within thirty (30) days after Tenant’s receipt of the Amendment provided that such Amendment is prepared in accordance with the foregoing requirements. Notwithstanding the foregoing, if Landlord and Tenant agree to perform the build-out of the Offered Space differently than the build-out which is specified in this Lease, the Amendment shall incorporate such agreement (however, this shall have no effect on the Landlord’s construction contribution).

51.8 In the event Tenant fails or declines to exercise its right of first offer within the requisite time periods in accordance with this Section 51 with respect to a particular Offered Space, then Tenant’s right of first offer with respect to that particular Offered Space shall be extinguished and shall thereafter be null and void and of no further force and effect, and Landlord shall thereafter have the right to lease such Offered Space to any other prospective tenant; provided however that if Landlord has not entered into a lease with a party for such Offered Space within nine (9) months after the date Tenant fails or declines to exercise its right of first offer then Landlord shall not lease such Offered Space to any party without again complying with the provisions of this Section 51. After the Offered Space has been leased by Landlord to another person, partnership, corporation or other entity, if the Offered Space should again become available, Tenant shall again have the first right to lease with respect thereto on the terms and conditions set forth in this Section 51.

51.9 Time is of the essence in this Section 51.

51.10 Tenant acknowledges and agrees that this right of first offer and any other rights granted under this Section 51 are granted exclusively to Tenant (and/or any Permitted Transferee) and not to any sublessee of Tenant.

51.11 If the parties submit the issue of what constitutes the appropriate FMR for the Qualifying Space to determination using a “two broker method”, then the Base Rent and annual escalations applicable during the lease term for the Qualifying Space shall be equal to ninety-five percent (95%) of the FMR and annual escalation rates determined by two (2) licensed real estate brokers, one of whom shall be named by Landlord, one by Tenant, none of which shall be affiliated with or employed by Landlord or Tenant. Each member of the board of brokers shall be independent from Landlord or Tenant, be licensed in the Commonwealth of Virginia as a real estate broker, with a substantial familiarity in the field of commercial office leasing in Fairfax, Virginia, having no less than seven (7) years experience in such field working in the applicable submarket, and recognized as ethical and reputable within the field. Landlord and Tenant agree to make their appointments within ten (10) days after the earlier to occur of their failure to agree. If either of the parties fail to select a broker within the aforesaid time periods, the broker selected by the other party shall select the other broker to participate in the determination, each of which shall meet the selection criteria set forth above, and be affiliated with a different company from the first broker and from each other. Within ten (10) business days after selection of the brokers, each broker shall submit their final determination of ninety-five percent (95%) of FMR (and escalations to the Landlord and Tenant. If there is less than a five percent (5%) difference, the average of the two shall be deemed the determination. If the difference is greater than five percent (5%), then the two brokers shall mutually agree to a third broker with five (5) days who shall render his determination of ninety-five percent (95%) of FMR within ten (10) days. The closer of the first two (2) broker determinations to the third broker’s determination shall be deemed ninety-five percent (95%) of FMR. After ninety-five percent (95%) of FMR has been established, the brokers shall immediately notify the parties in writing, and such determination shall be conclusive and binding upon the parties. Landlord and Tenant shall each pay the fee of the broker selected by it, and they shall equally share the payment of the fee of the third broker (if applicable).

52.	RENEWAL TERM.

52.1 Provided Tenant is not then in Default of its monetary obligations this under this Lease at the time its rights hereunder are to be exercised, Tenant shall have the option (the “Renewal Option(s)” and each a “Renewal Option”) to extend the Lease Term for two (2) additional terms of sixty (60) months each (the “Renewal Term(s)” and each a “Renewal Term”) provided Tenant gives written notice to Landlord of its election to exercise such Renewal Option (the “Renewal Notice”) not more than eighteen (18) nor less than fifteen (15) months prior to the expiration of the last day of the initial Lease Term or, as applicable, the initial Renewal Term. Time is of the essence in this Section 52.

52.2 All terms and conditions of this Lease, including without limitation, all provisions governing the payment of Additional Rent, shall remain in full force and effect during the Renewal Term(s), except (a) the Base Rent shall be as set forth in this Section 52, (b) the Tenant’s Share of Increases in Operating Expenses shall be re-set using the first year of such option term as the Base Year, which amount shall be grossed up to reflect a Building that is 100% occupied, and (c) the Tenant’s Share of Increases in Real Estate Taxes shall be reset using the first year of the option term as the Base Year, which amount shall be grossed up to reflect a fully assessed Building.

52.3 The Base Rent payable upon the commencement of the Renewal Term shall equal ninety-five percent (95%) of the then prevailing market rental rate (including base rental rate and annual escalation rate) applicable with respect to comparable space in comparable buildings in the vicinity of the Project [i.e., leases for space consisting of at least fifty thousand (50,000) square feet of rentable area in buildings located in the market area of the Building] (the “Fair Market Rate” or “FMR”) at the time of the commencement of the applicable Renewal Term, determined based upon then existing renewal market conditions applicable to the leasing of comparable space in comparable buildings in the vicinity of the Project (taking into consideration use, location, quality, age and location of the applicable building and “Base Year”, whether or not Tenant is separately paying for electricity or HVAC, as well as then market lease concessions and improvement allowances). The FMR shall be determined on a net basis with Tenant remaining responsible for the payment of all electrical consumption at the Premises. Landlord and Tenant shall negotiate in good faith and in accordance with the procedure set forth in Section 51, to determine the Fair Market Rate which will be applicable during the Renewal Term, and shall conclude such negotiation or trigger a determination of the FMR using same two or three-broker method (as described in Section 51, above).

53.	STORAGE SPACE.

53.1 The Term of this Lease with respect to the Storage Space shall commence on the Commencement Date and shall expire, unless otherwise terminated pursuant to the terms of this Lease, on the Lease Expiration Date.

53.2 The rent payable by Tenant hereunder on account of the Storage Space (the “Storage Space Rent”) shall initially be Fifteen Dollars ($15.00) per usable square foot of the Storage Space on a full service basis (i.e., there shall be no pass-through of Operating

Expenses or Real Estate Taxes). The Storage Space Rent shall be paid in the same manner, at the same time as and subject to all of the same terms and provisions contained herein pertaining to, Base Rent, except that payment of Storage Space Rent shall commence on the Commencement Date. As of the first day of the second Lease Year and on the first day of each Lease Year thereafter, Storage Space Rent shall increase to an amount equal to one hundred two and one-half percent (102.5%) of the Storage Space Rent then in effect.

53.3 The parties acknowledge that Tenant may require more storage space in addition to the Storage Space listed above. If requested by Tenant in writing, Landlord may to the extent reasonably possible, convert additional garage space into storage space and provide Tenant with notice of the delivery date of such space.

54.	TRENCHING; CONDUITS.

Tenant shall have the right, subject to obtaining Landlord’s approvals of the plans therefor, which approval shall not be unreasonably withheld, conditioned or delayed, and subject to obtaining all necessary governmental approvals, to install conduit from the property line to the Premises in up to three (3) diverse routes. Tenant shall be required to restore any damage caused by the installation of such conduit. Tenant shall have no obligation to remove the conduits at the end of the term of the Lease.

55.	TERMINATION OF PRIOR LEASE.

By the execution and delivery hereof, each of Landlord and Tenant acknowledge and agree that those two (2) certain Leases by and between HMCE Associates Limited Partnership, R.L.L.P, as predecessor in interest to Landlord, and ICF Kaiser Hunters Branch Leasing, Inc., as predecessor in interest to Tenant, each dated January 1, 1997 (as amended) are hereby terminated and of no further force and effect.

56.	GUARANTEE.

This Lease is guaranteed by that certain guaranty agreement of even date herewith from ICF International, Inc. to and for the benefit of Landlord.

57.	GENERATOR, FUEL CELL AND UPS.

Tenant shall have the right to install a generator and associated fuel cell up to a 750 KVA adjacent to the Building along with its associated equipment, including, without limitation, all switchgear, transformers, UPS, and heating, ventilating and air conditioning in a location (including applicable screening) and in a manner approved by Landlord in writing, which approval shall not be unreasonably withheld, conditioned or delayed. Such equipment shall be located in the area shown on Exhibit L attached hereto (“Generator Location”). There shall be no restrictions limiting (a) the times when Tenant may exercise the generator, or (b) the duration the generator(s) may run, however, Tenant agrees to coordinate with Landlord the times the generator(s) is run so as to limit disruption of other tenants in the Building. Tenant shall be responsible for obtaining all governmental approvals to install and use the foregoing equipment and shall be solely responsible for the repair and maintenance thereof. Further, Tenant shall be solely responsible for any shall indemnify Landlord against any and all cost, expense or liability arising due to Tenant’s generator equipment, including, but not limited to any fuel leakage or spill arising in connection therewith. In the event of any conflict between the provisions of this Section and the provisions of Section 5, the provisions of this Section shall govern and control.

58.	LIEN WAIVER.

Landlord agrees to execute from time to time a standard waiver of Landlord’s liens in the form of Exhibit M attached hereto and made a part hereof, provided that in no event shall Landlord waive its lien on or against any improvements the ownership of which belongs to Landlord pursuant to the terms of Exhibit C attached hereto.

59.	SHUTTLE SERVICE.

Landlord shall provide for Tenant’s employees, other tenants of the Building and other adjacent buildings owned by Landlord or its affiliates, and the employees of such other tenants a private shuttle bus between the Building and the Vienna Metro Station. Subject to force majeure, the shuttle bus service shall be provided throughout the Term and continuously during the hours between 7:00 a.m. and 8:00 p.m. on business days. Landlord shall use shuttle buses which have reasonably adequate seating capacity taking into account average passenger usage from time to time. Landlord shall provide private shuttle bus service for Tenant’s employees at times in addition to those specified in this Section, at Tenant’s expense, as mutually agreed upon by Landlord and Tenant. Landlord shall charge Tenant for after-hours service at an hourly rate from time to time established by Landlord, in its sole discretion, but in no event will the rate per hour charged to Tenant be more than an amount per hour which represents Landlord’s reasonable estimate of its actual cost of providing such after-hours service, including labor, cost of fuel, and wear and tear on equipment, plus an allowance of 10% thereof to cover general overhead. In the event the same after-hours service is also requested by other tenants of the Building (or any other building owned by Landlord or its affiliates) in addition to Tenant, the charge therefor to each Tenant requesting such after-hours service shall be a pro-rated amount based upon the net rentable area of the leased premises of all tenants requesting such after-hours service. Payment for such charges shall be due and payable to Landlord within 15 days after Tenant’s receipt of an invoice therefor. Any dispute between Landlord and Tenant with respect to the adequacy of Landlord’s shuttle bus service shall be submitted to arbitration in accordance with Section 49.

60.	FOOD SERVICE OPERATOR.

Landlord has contracted with a food service operator (the “Restaurant Operator”) who currently operates John’s restaurant on the first floor of Building 9300 and who offers for sale breakfast and lunch items, including hot sandwiches. The Restaurant Operator will be required to open for business for breakfast and lunch Monday through Friday (except for Building standard holidays). The restaurant will be available for use by all tenants and occupants of the Building. The Restaurant Operator will have various (i) breakfast items available for sale (such as cereals, bagels, fruit, eggs, and breakfast sandwiches), and (ii) lunch items available for sale (such as salads, sandwiches, beverages and snacks). In the event the Restaurant Operator fails to remain open for business, Landlord shall, in good faith, use commercially reasonable efforts to contract with a replacement Restaurant Operator who will be obligated to operate its restaurant in accordance with the provisions of this Section 60.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Deed of Lease, or have caused this Deed of Lease to be executed on their respective behalves by their duly authorized officers, as of the day and year first above written.

LANDLORD:

HUNTERS BRANCH LEASING, LLC

By:	Nutley Partners, LLC, its Managing Member

	By:	FP-Argo Hunters Branch, LC, its manager

	By:	Argo Investment Company, LC, its manager

		By:	/s/ Richard L. Perlmutter	(SEAL)
		Name:	Richard L. Perlmutter
		Title:	Manager

TENANT:

ICF CONSULTING GROUP, INC., a Delaware corporation

By:	/s/ Sudhakar Kesavan
Name:	Sudhakar Kesavan
Title:	CEO

JOINDER

The undersigned Hunters Branch Partners, L.L.C. joins in the execution hereof to (i) evidence its consent to the terms, conditions and existence hereof, and (ii) to agree with Tenant that, in the event of the termination of the Prime Lease for any reason, this Lease shall automatically become a direct lease between Tenant and Hunters Branch Partners, L.L.C., and each hereby irrevocably and unconditionally agree that in such event, each of Hunters Branch Partners, L.L.C. and Tenant shall execute a declaration evidencing the continuation hereof as a direct lease between Tenant and Hunters Branch Partners, L.L.C.

HUNTERS BRANCH PARTNERS, L.L.C.

By:	IFA Nutley Partners, LLC, its Managing Member

	By:	Hunters Branch Manager, Inc.

		By:	/s/ Richard L. Perlmutter	(SEAL)
		Name:	Richard L. Perlmutter
		Title:	Vice President